As filed with the Securities and Exchange Commission on March 17, 2022

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PROXY STATEMENT AND NOTICE OF

2022 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2022

March 17, 2022

Dear Shareholder:

The board of directors and officers of Global Payments Inc. invite you to attend our 2022 Annual Meeting of Shareholders. The meeting will be held on Thursday, April 28, 2022, at 9:00 a.m. Eastern Daylight Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, GA. At the annual meeting, shareholders will be asked to vote on four proposals set forth in the Notice of 2022 Annual Meeting of Shareholders and the proxy statement following this letter.

On behalf of the board and management, we thank you for your support of the company and for your continued investment in Global Payments. In that spirit, we thought it appropriate to share with you several of the most important areas in which the board focused its attention in 2021.

Focusing on performance. During 2021, we delivered the best results in our history. We did this while responding to continuing challenges from COVID-19 and underlying macroeconomic uncertainty. Despite ongoing impacts from the pandemic, we significantly outperformed both our expectations and the markets in which we operate.

In addition, we continue to take a disciplined and balanced approach to capital allocation. We are committed to delivering attractive returns to our shareholders via our capital investment programs while also continuing to target strategic acquisitions. Our balance sheet fundamentals remain strong with ample liquidity through free cash flow, cash on hand and debt capacity.

Expanding our footprint despite the COVID-19 global pandemic. We accomplished a great deal over the course of 2021 as we continued to advance our differentiated strategies for growth. This includes our partnership with Google to deliver innovative and seamless digital services to all manner of merchants worldwide; the expansion of our collaboration with AWS, our preferred issuer technology solutions partner, for unique distribution and cutting edge technologies; our successful acquisitions of Zego and MineralTree to advance our software leadership position with unmatched worldwide payments expertise; a strategic alliance with Virgin Money and our first use case post our merger with TSYS combining issuing and acquiring capabilities; and our partnership with Mercedes-Benz stadium to enable its multi-channel commerce ecosystem.

And we are carrying that momentum into 2022 with our recent announcement that Global Payments is the finalist company in Caixabank’s selection process for a technology partner for its European card issuing business.

Achieving synergy targets ahead of schedule. Additionally, we realized our multi-year targets for revenue and expense synergies for the merger with TSYS more than one year ahead of schedule despite the impact of COVID-19. Our strong execution and achievements in 2021 provided us with the confidence to raise our financial targets for the next three to five years at our 2021 Investor Conference. And we accomplished all of this amidst a continuing pandemic and significant dislocation in the stock market for the financial technology sector.

Supporting our customers and communities. Building on our work in 2020, we continued to support our customers and communities in 2021 through the pandemic by waiving or reducing certain fees; granting extended free trial periods for customer solutions; rapidly equipping customers with contactless payment solutions; and continuing charitable programs targeted at our most vulnerable merchant customers. As we have through much of the last decade, we and our team members donated record amounts to local charities and contributed thousands of hours through our two annual days of service both virtually and in person despite the many challenges from the pandemic.

We also recognize the toll the conflict in Ukraine has taken, particularly those with family and friends in Ukraine and nearby countries. We have regular check-ins with our team members and customers in the surrounding regions to confirm their safety, and we are working to ensure we are doing all we can to support them. In support of the important humanitarian efforts taking place right now, we have made a significant contribution to the Red Cross Ukraine Humanitarian Crisis Fund and, in addition, will automatically match all team member contributions to the Red Cross up to a set amount.

Delivering on our commitments to diversity, equity and inclusion and sustainability. At the same time, our board and management steadfastly maintained their commitment to diversity, equity and inclusion (DEI). This includes the appointment of a Chief Diversity Officer and a commitment to both provide transparency in reporting the facts of where we are in our DEI journey and set well defined goals for the next several years, which we reported on publicly in August 2021. Additionally, our Global Responsibility Report, published most recently in 2021, highlights our efforts to develop sustainable value for all of our stakeholders in alignment with industry-leading frameworks, including the Sustainable Accounting Standards Board and the United Nations Sustainable Development Goals, and outlines our commitment to achieve net zero emissions by 2040.

Joined Fortune 500. In 2021, Global Payments officially joined the Fortune 500 list of the largest U.S. companies, realizing a goal we set in 2013. This great achievement reflects the tremendous work of our team members and would not have been possible without their determination and focus over the last several years and especially during the many ebbs and flows of the COVID-19 pandemic.

Finally, on behalf of the board, we want to express our sincere appreciation to Bill Jacobs, who is departing our board at this year’s annual meeting after 21 years of service. Bill has made many significant contributions to Global Payments over the years, including during his time as Lead Director and Chairman.

Your vote is important to us, and we encourage you to read the proxy statement carefully and vote your shares per the instructions included herein. We are proud of our progress and achievements in 2021 and are encouraged by the opportunities 2022 presents.

We look forward to seeing you on April 28.

Sincerely,

Jeffrey S. Sloan	M. Troy Woods
Chief Executive Officer	Chairman of the Board

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Thursday, April 28, 2022, at 9:00 a.m. Eastern Daylight Time

Place

TSYS Riverfront Campus Auditorium

One TSYS Way

Columbus, GA 31901

To support the health and well-being of our shareholders, employees and communities, the Company will require that attendees comply with applicable health and safety protocols set forth by the Centers for Disease Control and Prevention and the State of Georgia. You should not attend if you feel unwell, have been exposed to COVID-19 or are awaiting COVID-19 test results.

Items of Business

1.  To elect the eleven directors nominated by our board of directors and named in the proxy statement.

2.  To approve, on an advisory basis, the compensation of our named executive officers for 2021.

3.  To ratify the reappointment of Deloitte & Touche LLP, or Deloitte, as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

4.  Advisory vote on shareholder proposal regarding shareholders’ right to call a special meeting, if properly presented.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
Record Date	Close of business on March 4, 2022.

Vote Right Away

On March 17, 2022, we first mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on March 4, 2022 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote at the annual meeting if you attend the meeting. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Daylight Time, on April 27, 2022.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of each of the director nominees; for the approval, on an advisory basis, of the compensation of our named executive officers; for the ratification of the reappointment of Deloitte as the Company’s independent registered public accounting firm; and against the advisory vote on shareholder proposal regarding shareholders’ right to call a special meeting. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green

Senior Executive Vice President, General Counsel and Corporate Secretary

Proxy Statement Summary

We provide below highlights of certain information in this proxy statement. As it is only a summary, please refer to the complete proxy statement and 2021 Annual Report before you vote. Information on the composition of our board of directors is presented based on data as of the 2022 annual shareholder meeting.

2022 Annual Meeting of Shareholders

Date and Time:	Thursday, April 28, 2022, at 9:00 a.m. Eastern Daylight Time

Place:

TSYS Riverfront Campus Auditorium

One TSYS Way

Columbus, GA 31901

To support the health and well-being of our shareholders, employees and communities, the Company will require that attendees comply with applicable health and safety protocols set forth by the Centers for Disease Control and Prevention and the State of Georgia. You should not attend if you feel unwell, have been exposed to COVID-19 or are awaiting COVID-19 test results.

Record Date:	March 4, 2022

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number

1 – Election of Eleven Directors	FOR each nominee	22

2 – Advisory Vote on Compensation of Our Named Executive Officers (“say-on-pay” vote)	FOR	47

3 – Ratification of the Reappointment of Our Independent Registered Public Accounting Firm	FOR	77

4 – Advisory Vote on Shareholder Proposal Regarding Shareholders’ Right to Call a Special Meeting, if properly presented	AGAINST	80

Business Goals

Our vision, culture and values all align and provide the critical foundation needed to achieve our business goals:

•	Leading with technology and innovation to deepen our competitive advantages;

•	Further scaling the four pillars of our strategy: software-driven focus, omnichannel expansion, exposure to faster growth markets and B2B payments;

•	Delivering commerce enablement solutions globally to broaden our leading position as a sales-driven, product-led company;

•	Providing frictionless, best-in-class customer experiences, and creating stickier, longer-term relationships;

•	Nurturing our culture, values and DEI initiatives to attract, retain and motivate exceptional team members; and

•	Supporting our communities as a socially responsible company with purpose and understanding.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 1

Proxy Summary — Strategy and Performance Highlights

Strategy and Performance Highlights

The COVID-19 pandemic has accelerated the ongoing digitization of payments. We are the beneficiaries of innovation in the ecosystem, including innovations such as digital wallets, buy now pay later offerings, QR codes and safer commerce.

We accomplished a great deal over the course of 2021 as we continued to advance our differentiated strategies for growth. This includes our partnership with Google to deliver innovative and seamless digital services to all manner of merchants worldwide; the expansion of our collaboration with AWS, our preferred issuer technology solutions partners, for unique distribution and cutting edge technologies; our successful acquisitions of Zego and MineralTree to advance our software leadership position with unmatched worldwide payments expertise; a strategic alliance with Virgin Money and our first use case post our merger with TSYS combining issuing and acquiring capabilities; and our partnership with Mercedes-Benz stadium to enable its multi-channel commerce ecosystem. And we are carrying that momentum into 2022 with our recent announcement that Global Payments is the finalist company in Caixabank’s selection process for a technology partner for its European card issuing business.

Additionally, we realized our multi-year targets for revenue and expense synergies for the merger with TSYS more than one year ahead of schedule despite the impact of COVID-19. Our strong execution and achievements in 2021 provided us with the confidence to raise our financial targets for the next three to five years at our 2021 Investor Conference. And we accomplished all of this amidst a continuing pandemic and significant dislocation in the stock market for the financial technology sector.

Finally, in 2021 we officially joined the Fortune 500 list of the largest U.S. companies, realizing a goal we set when we began running the Company in 2013. Our accomplishments are a credit to our team members, who have made these results possible while continuing to support their colleagues and communities.

2021 Performance — Financial Highlights

$8.52B Total Revenues	15.9% Operating Margin	$3.29 EPS

Record financial performance amid challenging operating environment continuing as a result of the pandemic

•  Consolidated 2021 revenues increased 14.8%.

•  Operating income was $1,358.9 million, an increase of 52% over the prior year.

•  Net income attributable to Global Payments increased to $965.5 million compared to $584.5 million for the prior year.

Advanced Capital Allocation Strategy	• $2,773 million total capital returned to shareholders.

For a detailed discussion of our financial results for 2021, see our Annual Report on Form 10-K for the year ended December 31, 2021.

2 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Strategy and Performance Highlights

PERFORMANCE IN CONTEXT — COVID-19 PANDEMIC AND 2021 OPERATING ENVIRONMENT

Our Board	Our People

•  Received regular postings both during and outside of meetings of the Company’s financial position and management of financial and non-financial risks generated by the COVID-19 pandemic, including relating to the safety of our people.

•  Reviewed how the COVID-19 pandemic and related market stress were impacting our strategic plan.

•  Participated in Conversations of Understanding with speakers and team members.

•  Partnered with management to support team members and communities during the pandemic.

•  Implemented significant protocols to help keep our employees safe, particularly for those team members who continued to work in our offices.

•  Enabled the vast majority of our approximately 25,000 worldwide team members to seamlessly continue to work from home thanks to our investments in technology and collaboration tools.

•  Expanded our employee resource groups, including the Global Payments Onyx Network, Pride Network, Women’s Network and Veterans’ Network through various of our office locations.

•  Continued to engage in open dialogue on race and racial equity through our Conversations of Understanding speaker series.

•  Hosted our first DEI Celebration Week.

•  Invested in our team members via enhanced benefits and retention equity grants.

Our Customers

•	Enabled new capabilities to support our customers’ business operations, including rapidly equipping merchants that did not previously sell online with full omnichannel solutions.

•	Provided “no contact commerce” solutions through mobilepay, contactless, and mobile wallet acceptance at merchants that had not previously accepted these form factors.

•	Delivered virtual terminals to customers in markets worldwide to allow them to accept orders over the phone.

•	Waived certain fees, such as SaaS and point-of-sale payments, as well as online ordering fees.

•	Implemented a charitable program targeted at our most vulnerable merchant customers that provides pre-loaded paycards that can be used to support their staff at no cost.

•	Eliminated setup fees and first 90 days of subscription fees for our virtual gift card add-on solution to brick and mortar gift card customers.

•	Extended free trial periods of our analytics and customer engagement platform.

Our Communities

•

Netspend facilitated the rapid distribution of stimulus funds to customers most in need, processing more than 3 million deposits, accounting for over $5.4 billion in stimulus payments disbursed by the IRS to American consumers.

•

Through our AdvancedMD business unit, we made a positive impact on the health and wellness of communities across the United States. AdvancedMD’s telemedicine capabilities have been critically important during the COVID-19 pandemic, facilitating more than 2.5 million telemedicine visits in 2021, up from 100,000 annually prior to the pandemic.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 3

Proxy Summary — Strategy and Performance Highlights

•	Delivered more than 300 million omnichannel restaurant experiences in 2021, up 50% over 2020, to facilitate our customers’ transition during the pandemic.

•

As businesses began coming back online for summer activities in 2021, our Active business enabled new remote and/or kiosk check-in processes to minimize contact between customers, staff, and consumers, as well as to prevent overcrowding in entryways of buildings.

•	Greater Giving supported over 8,000 virtual fundraising events and processed more than $680 million in contributions since the beginning of the pandemic.

•

We and our team members donated record amounts to local charities and contributed thousands of hours through our two annual Worldwide Days of Service both virtually and in person despite the many challenges from the pandemic.

•	We have made a significant contribution to the Red Cross Ukraine Humanitarian Crisis Fund and, in addition, will automatically match all team member contributions to the Red Cross up to a set amount.

The following graph compares (i) the average share price performance of the S&P 500 Index, (ii) the total share price performance of our Company and (iii) the average share price performance of our peer group from December 31, 2016 through January 31, 2022.

Although our Company’s share price performance was negatively impacted in 2021 by an overall dislocation in the stock market for the financial technology sector, as of January 31, 2022, we have outperformed the S&P 500 over the last five years due to our consistent financial performance and outsized growth. In addition, as of January 31, 2022, we have outperformed the S&P 500 in 2022 by approximately 16.13%.

Total Share Price Performance vs. S&P 500 Index/Peer Company Average

4 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Board and Corporate Governance Highlights

Board and Corporate Governance Highlights

We have adopted leading governance practices that establish strong independent leadership in our boardroom and provide our shareholders with meaningful rights.

Corporate governance highlights include:

☑ Lead Independent Director

☑ Non-employee Chairman of the Board

☑ Board oversight of risk management

☑ Governance and Nominating Committee oversight of ESG risk

☑ Ten out of eleven director nominees are non-employees

☑ Nine out of eleven director nominees are independent

☑ 50% of non-employee director nominees and 75% of committee chairs are diverse in gender and/or ethnicity

☑ Annual election of directors

☑ Fully independent Audit, Compensation, Governance and Nominating, and Technology Committees

☑ Proxy access for shareholders

☑ Annual robust board and committee self-evaluations, including Chair interviews

☑ Majority voting for directors in uncontested elections

☑ No supermajority voting requirements

☑ 25% threshold for shareholders to call a special meeting (pending board approval) New

☑ Minimum stock ownership requirements for NEOs, other members of senior management and directors

☑ Over-boarding restrictions

☑ Annual Global Responsibility Report disclosing our performance, progress and strategy on key ESG topics and DEI targets

☑ Greater than 75% director attendance at meetings

☑ Non-employee directors meet without management present

☑ Independent directors meet without non-independent directors present

☑ Code of business conduct and ethics for directors

Strong Technology, Data Security and Privacy Oversight

•   The Technology Committee oversees the Company’s Information Security Program.

•   Chief Information Security Officer reports directly to the Technology Committee.

•   Centralized Privacy Office, led by our Chief Privacy Officer, provides world-wide compliance support to project and technology teams with detailed privacy analysis.

•   The Company’s Internal Privacy Policy, together with associated standards and procedures, provides a comprehensive compliance framework to inform and guide the handling of personal data within the organization.

•   Cyber-risk insurance policy in place aligns with our business objectives and customer expectations.

2021 Corporate Governance Highlights

☑

Formally delegated Human Capital Management (HCM) oversight responsibility to the Compensation Committee, which receives regular reports from our Chief Human Resources Officer, who is a member of the ESG Steering Committee.

☑	The board’s Governance and Nominating Committee oversaw the Company’s ESG activities and disclosures, advised by the ESG Steering Committee, a cross-functional management committee of the Company.

☑	Board appointed Connie McDaniel to Chair of Governance and Nominating Committee.

☑

Published our third Global Responsibility Report, detailing the Company’s corporate citizenship efforts across its key focus areas, in alignment with industry-leading frameworks including Sustainability Accounting Standards Board (SASB) and the United Nations Sustainable Development Goals.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 5

Proxy Summary — Diverse and Highly-Skilled Board of Directors

Diverse and Highly-Skilled Board of Directors

The board has taken a thoughtful and deliberate approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and enable them to provide oversight of management to ensure accountability to our shareholders.

The composition of our director nominees consists of:

6 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Diverse and Highly-Skilled Board of Directors

The board annually reviews directors’ skills and expertise to ensure the board represents a diverse skill set oriented to the historical and emerging needs of the business. The board has identified the following key qualifications and experience that are important to be represented on the board as a whole. Information regarding each nominee’s skills and qualifications can be found within their individual biographies on pages 23-31.

indicates representation of the qualification for director nominees.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 7

Proxy Summary — 2022 Director Nominees Overview

2022 Director Nominees Overview

Upon the recommendation of the Governance and Nominating Committee, the board has nominated 11 directors for election at the annual meeting, each to hold office until our next annual meeting of shareholders and until his or her successor is duly elected and qualified or upon his or her earlier death, resignation or removal. Mr. Jacobs is not being re-nominated for election due to the mandatory age limit under our corporate governance guidelines. All of the nominees are currently serving as directors of the Company. Each nominee was elected to the board by our shareholders at our 2021 annual meeting with the support of more than 94% of votes cast.

Name	Tenure	Principal Occupation	Non- Employee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Technology Committee

M. Troy Woods	2.5 Years	Chairman of the Board	Yes

Kriss Cloninger III	2.5 Years	Former President, Aflac Inc.	Yes

Jeffrey S. Sloan	8 Years	Chief Executive Officer, Global Payments Inc.	No

F. Thaddeus Arroyo	2.5 Years	Chief Executive Officer, AT&T Consumer	Yes

Robert H.B. Baldwin, Jr.	6 Years	Former Vice Chairman, Heartland Payment Systems, Inc.	Yes

John G. Bruno	8 Years	Former Chief Operating Officer, Aon, plc	Yes

Joia M. Johnson	2.5 Years	Former Chief Administrative Officer, Hanesbrands Inc.	Yes

Ruth Ann Marshall	15.5 Years	Former President of Americas, MasterCard International	Yes

Connie D. McDaniel	2.5 Years	Director, Virtus Mutual Fund Family	Yes

William B. Plummer	5 Years	Former Executive Vice President & Chief Financial Officer, United Rentals Inc.	Yes

John T. Turner	2.5 Years	Chairman of the Board, W.C. Bradley Co.	Yes

    Chair          Member

8 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Global Citizen Responsibility

Global Citizen Responsibility

Global Payments recognizes its responsibility as a global corporate citizen to operate in a responsible and sustainable manner. We prioritize transparency in our actions and reporting, including reporting sustainability information using the SASB framework in our Global Responsibility Report. We have aligned our strategy and efforts to 12 of the 17 Sustainable Development Goals adopted in the 2030 Agenda for Sustainable Development by the United Nations.

In 2021, we published our third Global Responsibility Report (which is not incorporated into this proxy statement), aligned to recognize our four Global Responsibility Pillars of Culture & Values, Environmental Sustainability, Community Impact and Corporate Responsibility. The following reflects a summary of these policies and recent initiatives.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 9

Proxy Summary — ESG Governance

ESG Governance

Our Governance and Nominating Committee has formal oversight of the Company’s ESG activities, as reflected in the committee’s charter. The committee and our board will continue to take an active role in the continued evolution of Global Payments’ ESG strategy, policies, programs and public reporting. To advance our ESG initiatives, our ESG Steering Committee, a cross-functional management committee of the Company, reports to the Governance and Nominating Committee on ESG matters. The ESG Steering Committee serves as a central coordinating body facilitating our ESG strategy and reporting efforts.

Human Capital Management Highlights

Our Company has always prided itself on inclusiveness and embraces the diversity of its employees in all of our geographic regions. We currently do business in over 170 countries around the world, with team members living and working in 32 of them. Our approximately 25,000-team member workforce represents approximately 80 nationalities and 18 natively spoken languages, with approximately 64% residing in the Americas, 16% residing in Europe and 20% residing in Asia Pacific. Many of our team members are highly skilled in technical areas specific to payment technology and software solutions.

We believe that our business is strengthened by a diverse workforce that reflects the communities in which we operate.

10 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — ESG Governance

2021 DEI Highlights

☑ Hired a Chief Diversity Officer who brings strategic vision and expertise to Global Payments.

☑ Reported regularly — by the Chief Human Resources Officer and Chief Diversity Officer — to the full board on DEI as a component of corporate culture.

☑ Disclosed publicly for the first time in 2021 our workforce composition by gender and ethnicity, and set objective goals around gender and racial diversity.

☑ Hosted our first DEI Celebration Week for our team members globally to openly discuss our DEI efforts across the world.

☑ Established a strategic partnership with two outside executive search agencies specializing in diverse hiring to support our DEI goals set forth below.

☑ Formally launched a Supplier Diversity Program to create mutually beneficial business relationships with diverse vendors that strengthen the communities in which we operate.

☑ For the third consecutive year, scored 100% on the Human Rights Campaign’s Corporate Equality Index, which is the national benchmarking tool on corporate policies and practices pertaining to LGBTQIA employees.

☑ Completed a Pay Equity Study and a Pulse Survey to help us understand our employees’ perspectives related to workplace culture, engagement, well-being, and to inform our D&I strategies and initiatives.

Goals for Inclusion and Diversity

Global Payments has set objective aspirational goals to increase the representation of female team members and people of color by 2025 as a focus of our commitment to diversity, inclusion, equality and equity within our Company.

• Increase Female representation from 44% to 47%[1]	• Increase People of Color representation from 31% to 39%[2]

• Increase Female Leadership from 32% to 49%[3]	• Increase People of Color Leadership from 17% to 29%[4]

[1]	Female representation in global workforce.

[2]	People of color representation in U.S. workforce.

[3]	Female representation in leadership roles in global workforce.

[4]	People of color representation in leadership roles in U.S. workforce.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 11

Proxy Summary — ESG Governance

Inclusion and Diversity
Advisory Council

We continue to build on our
strong history of inclusion and
diversity initiatives, including
with the progress made through
our Inclusion and Diversity
Advisory Council chaired by
our President and Chief
Operating Officer. The council
consists of a representative
group of our employees
worldwide who provide insight
and input on our inclusion and
diversity initiatives, including our
strategy to increase
representation of women and
minorities at leadership levels in
the Company. As part of this
initiative, we are a signatory to
the CEO Action for Diversity
and Inclusion™, which
demonstrates that DEI is a top
priority of the Company and is
supported by our leadership.

Ongoing DEI Initiatives

Amid the continued challenges over the past year, we have expanded our
DEI efforts to respond to the needs of our communities and team members. Some of our initiatives include the following:

Continued our Inclusion and Diversity Speaker Series as an information resource on relevant DEI topics for all employees around the world. We broadened our focus on inclusion and diversity by including racial equity in our conversations. Notably, the Global Payments Onyx Network hosted a panel with Columbus, Georgia government officials and police leaders to foster discussion on progressing the city’s diversity and inclusion efforts at the government level. Additionally, the Global Payments Pride Network welcomed Wade Davis, former NFL Player and current VP of inclusion for product at Netflix.

Expanded and enhanced our employee resource groups — the Global
Payments Onyx Network, the Global Payments Women’s Network,
the Global Payments Pride Network and the Global Payments
Veterans’ Network — through various of our office locations.

Continued our charitable giving plan to fight systemic racism and address the holistic needs of the Black Community through The Social Justice and
Equality Fund, which advocates for affordable and equitable healthcare through the Bernard J. Tyson Fund and seeks to provide educational opportunities through UNCF.

For more information about our human capital management practices, please refer to our 2021 Annual Report on Form 10-K and our 2021 Global
Responsibility Report available at www.globalpaymentsinc.com/
investorrelations/globalresponsibility. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

12 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Environmental Sustainability

Environmental Sustainability

Global Payments is focused on minimizing our environmental footprint. We have prioritized areas where we believe we can make the most meaningful contribution, which include managing our energy consumption, limiting waste and conserving water across our facilities and data spaces globally.

The following are some highlights of our environmental sustainability program:

Net Zero Commitment

Global Payments recognizes the vital importance of the Paris Agreement and the effects climate change has on our planet and will work toward achieving net zero greenhouse gas emissions prior to 2040. Additionally, we disclosed in our 2021 Global Responsibility Report for the first time as a combined organization Scope 1 and Scope 2 greenhouse emissions from owned and utilized assets for which the Company has operational control which accounted for roughly 50% of our total square footage.

Reducing Facility Footprint

At the time of the merger with TSYS, we had a combined 242 office locations globally (including data centers). As part of the merger integration, we have closed over 85 offices to date; and, given the success of work-from-home arrangements during the COVID-19 pandemic, we have implemented a “Future of Work” initiative globally, which we expect will further reduce our physical footprint while also reducing commuting and our carbon footprint. As part of the Future of Work initiative, we are reimagining the way team members work and exploring how to make the most effective use of space while delivering an exceptional employee experience. Remote teams and team members will utilize Google Workspace to reserve desks, conference rooms, offices, or other spaces.

Reducing Energy Usage

We are committed to enhancing energy efficiency across our facilities, including supporting renewable energy initiatives. It is our practice to procure new space in LEED or other green certified properties where possible. With respect to our existing spaces, we are actively implementing a global environmental strategy, including measuring and determining a baseline for GHG emissions in order to set interim and long-term reduction targets, engaging with landlords and property managers to advocate for environmentally friendly practices in our offices and other facilities, and working with data center providers to collect and analyze data on their energy, emissions, and water footprints.

Conserving Water and Managing Waste

We actively manage our water usage and have implemented conservation practices across our global office footprint, including efficient and low-flow plumbing systems, water reuse, and water-efficient landscaping. We have implemented recycling initiatives to limit what we send to landfills and have a formal destruction of data policy to minimize e-waste. In all of our larger offices, our physical recycling policies extend to plastics and glass, and we are in the process of implementing a no Styrofoam initiative globally.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 13

Proxy Summary — Environmental Sustainability

Data Space Initiatives

In the U.S., we are actively working to consolidate our data space footprint and are committed to evaluating the environmental impact and green efforts of the facilities where we lease storage capacity. Our largest data centers, which account for the majority of our domestic storage, have a number of green initiatives in place, including renewable power systems and rainwater harvesting and reclamation programs. We are also looking for new and innovative ways to reduce the impact our data has on the environment, which we are increasingly accomplishing through our move to the cloud with technology partners like Amazon Web Services (AWS) and Google.

Providing Alternative Transportation

As part of our effort to reduce our carbon footprint, all of our U.S. and a majority of our international offices are located close to public transit. We have electric vehicle charging stations within the grounds of our Columbus campus, our largest owned facility. In addition, many of our other facilities, including the leased co-headquarters in Atlanta, have access to charging stations.

14 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Shareholder Outreach

Shareholder Outreach

We believe in providing transparent and timely information to our investors. Our senior management, including our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, routinely provide information to and receive feedback from our investors in a wide variety of formats, including in our quarterly SEC filings, quarterly earnings conference calls, Annual Report, proxy statement, regular investor conferences and roadshows, and meetings with individual investors. We have a team of professionals in our Investor Relations department who are dedicated full time to respond to questions from shareholders and other investors about the Company and its performance.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 15

Proxy Summary — Compensation Philosophy

Compensation Philosophy

We Do:	We Do Not:

☑ Tie pay to financial and share price performance

☑ Retain an independent compensation consultant

☑ Benchmark against our peer group

☑ Conduct an annual say-on-pay vote

☑ Adjust performance goals under our short-term incentive plan to reflect acquisition impacts

☑ Require Compensation Committee certification of performance results for purposes of NEOs’ compensation

☑ Employ “double-trigger” change-in-control compensation

☑ Have a clawback policy

☑ Impose minimum stock ownership thresholds and holding periods until such thresholds are met

☒ Provide for excise tax gross-ups

☒ Permit hedging or pledging of our stock

☒ Re-price or discount stock options or SARs

☒ Permit liberal share recycling or “net share counting” upon exercise of stock options or SARs

☒ Pay dividend equivalent rights on performance units

How our Compensation Program Supports our Business Strategy

Core Component	Objective Features	Page
Base Salary	Base salaries are intended to provide compensation consistent with our named executive officers’, or NEOs, responsibilities, experience and performance in relation to the marketplace.	52

Annual Cash Incentives	Our annual performance plan rewards short-term Company performance, while aligning the interests of our NEOs with those of our shareholders. For 2021, awards under our annual performance plan were determined based on specified goals for adjusted EPS, adjusted net revenue and adjusted operating margin (described in Appendix A to this proxy statement).	53

Performance Units	Performance units are performance-based restricted stock units that, after a three-year performance period, may convert into a number of unrestricted shares depending on the growth of our annual adjusted EPS for each of the three years in the performance period. Performance units are earned based on an achievement of an annual adjusted EPS growth target, as modified by the Company’s total shareholder return performance rank relative to the S&P 500 index over the three-year performance period.	55
Stock Options	Stock options vest in equal installments on each of the first three anniversaries of the grant date. Stock options are intended to provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of our stock appreciates after the grant date.	56
Restricted Stock	Restricted stock granted as part of our annual compensation program vests in equal installments on each of the first three anniversaries of the grant date. Time-based restricted stock provides a retentive element to our compensation program, while tying the value of the award to the performance of our stock.	56

16 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proxy Summary — Compensation Philosophy

2021 Compensation Highlights

The following charts show the mix of total target compensation in 2021 for our Chief Executive Officer and the average of the other NEOs, as well as the portion of compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

*	Performance units are reflected at target allocation.

Named Executive Officers

Beginning on page 63, we provide specific data about the compensation of our NEOs as defined by rules promulgated by the Securities and Exchange Commission, or the SEC, for 2021. Our NEOs for the year ended December 31, 2021 were:

•	Jeffrey S. Sloan, Chief Executive Officer

•	Cameron M. Bready, President and Chief Operating Officer

•	Paul M. Todd, Senior Executive Vice President and Chief Financial Officer

•	Dr. Guido F. Sacchi, Senior Executive Vice President and Chief Information Officer

•	David L. Green, Senior Executive Vice President, General Counsel and Corporate Secretary

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 17

Questions and Answers About Our Annual Meeting and this Proxy Statement

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our Company for use at the 2022 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held on Thursday, April 28, 2022 at 9:00 a.m., Eastern Daylight Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR proposals 1, 2 and 3, and AGAINST proposal 4:

•	Proposal 1: Election of each of the eleven directors nominated by our board.

•	Proposal 2: Approval, on an advisory basis, of the compensation of the NEOs for 2021. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 3: Ratification of the reappointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022.

•	Proposal 4: Advisory vote on a shareholder proposal regarding shareholders’ right to call a special meeting.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

18 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting. You may revoke your proxy at any time before it is exercised in any of the following ways:

•

Deliver written notice of revocation to our Corporate Secretary at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•

Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Daylight Time, on April 27, 2022, the day before the annual meeting.

•	Change your vote at the meeting.

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on March 4, 2022 are entitled to vote at the annual meeting. On that date, there were 281,683,647 shares of common stock issued and outstanding, held by approximately 12,879 shareholders of record. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be represented either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

The following table provides information about the votes needed to approve each proposal. A “majority of votes cast” means the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal.

Item of Business	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non- Vote

Proposal 1: Election of directors	FOR each director nominee	Majority of votes cast	None	None

Proposal 2: Say-on-pay	FOR	Majority of votes cast	None	None

Proposal 3: Ratification of reappointment of Deloitte	FOR	Majority of votes cast	None	Not applicable

Proposal 4: Shareholder proposal	AGAINST	Majority of votes cast	None	None

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 19

Beneficial owners of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record.    If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial owners of shares held in street name.    If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but will not affect the outcome of the vote on any proposal.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will also receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

13. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

14. May I propose actions for consideration at next year’s annual shareholder meeting?

Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8):    SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy statement for the 2023 annual shareholder meeting must be received by our Corporate Secretary no later than November 17, 2022, which is 120 days before the one year anniversary of the mailing of this proxy statement.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access):    Our bylaws permit a shareholder (or a group of no more than 20 shareholders) owning 3% or more of our common stock continuously for at least three years to nominate up to an aggregate limit of two candidates or 20% of our board (whichever is greater) for inclusion in our proxy statement. Notice of such nominees must be received no earlier than October 18, 2022 and no later than close of business on November 17, 2022.

20 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Other Business Proposals/Director Nominees:    Our bylaws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in next year’s proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2023 annual shareholder meeting submitted under these bylaw provisions must be received by our Corporate Secretary between October 18, 2022 and November 17, 2022. Special notice provisions apply under the bylaws if the date of the annual meeting is more than 30 days before or 60 days after the anniversary date.

Our Corporate Secretary address is: 3550 Lenox Road, Suite 3000, Atlanta, GA 30326. Notice must include the information required by our bylaws, which are available without charge upon written request to our Corporate Secretary.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements as defined in the Exchange Act and is subject to the safe harbors created therein. The forward-looking statements contained herein are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “committed,” “ensure,” or the negative of these terms or other similar expressions. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. Accordingly, our future plans and expectations may not be achieved and our results could differ materially from those anticipated in our forward-looking statements as a result of many known and unknown factors, many of which are beyond our ability to predict or control. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K. We undertake no responsibility to publicly update or revise any forward-looking statement, except as required by law.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 21

Proposal One: Election of Directors for a One-Year Term

2022 Nominees for Directors

In connection with our merger with TSYS, we amended our bylaws to provide that until the upcoming 2022 annual meeting of shareholders, the number of directors that comprises the entire board of directors will be twelve, unless changed by the affirmative vote of at least 75% of the board. Following his successful 21-year tenure on our board, including his service as Lead Director and then Chairman, and given director age limitations under our corporate governance guidelines, Mr. Jacobs was not re-nominated for election to the board. As a result, the size of the board will be reduced to 11 members, effective immediately following the annual meeting. Upon the recommendation of the Governance and Nominating Committee, the board has nominated each of the 11 nominees identified on the following pages for election. Each nominee is currently a director of Global Payments and has agreed to serve as a director if elected. Proxies cannot be voted for a greater number of persons than the nominees named.

William I Jacobs, who will not be a director nominee at the 2022 Annual Meeting of Shareholders, has been a valuable member of our board, including serving as Lead Director and Chairman. We thank him for his more than two decades of dedication and service to the Company and the board.

The board believes that the qualifications and experience of the director nominees, as described below, will continue to contribute to an effective and well-functioning board. Included in each director nominee’s biography is a description of select key qualifications and experience that led the board to conclude that each nominee is qualified to serve as a member of the board. For information on the factors the board considers when evaluating candidates for nomination, see “Board and Corporate Governance — Board Membership Criteria” on page 33.

Election Process

The Company has a majority voting standard to elect directors in uncontested elections of directors, such as this election. Under the majority voting standard, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an uncontested nominee who is already a director receives more “AGAINST” votes than “FOR” votes, that director will continue to serve as a “holdover director,” but is required to tender his or her resignation to the board. If the tendered resignation does not expressly require acceptance by the board, the resignation will become effective immediately, or upon the date set forth in the resignation, and there will be a vacancy on the board upon the effective date of the resignation. If the tendered resignation specifies that it is not effective until accepted by the board, the board has the discretion to accept or reject the resignation. In such a case, the Governance and Nominating Committee will promptly consider the tendered resignation and recommend to the board whether to accept or reject the tendered resignation. The Company will publicly disclose the board’s decision within 90 days from the date of the certification of the election results.

In each case, the director nominee, if elected, will serve a shorter term in the event of his or her resignation, retirement, disqualification, or removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select, subject to the guidelines set forth above. The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the eleven nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

22 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Director Nominee Biographies

M. Troy Woods Chairman of the Board
Age: 71	Committee(s): • None	Current Public Directorship(s): • None
Director Since: 2019	Other Public Directorship(s) in the Past Five Years: • Total System Services, Inc. (TSYS)
Race/Ethnicity: White

Skills and Qualifications:

•   Knowledge and expertise in the payments and financial services industry through 30-year career at TSYS, including service as Chairman, President and CEO

•   Extensive valuable business knowledge from overseeing all operations and performance at TSYS

•   Strong organizational, leadership and risk management skills

•   Significant experience with business diversification and international expansion

Career Highlights:

•   Former Chairman, President and Chief Executive Officer of TSYS (2014 — 2019); President and Chief Operating Officer (2003 — 2014); Executive Vice President (1995 — 2003); Vice President (1987 — 1995)

Kriss Cloninger III Lead Independent Director
Age: 74	Committee(s): • Compensation	Current Public Directorship(s): • None
Director Since: 2019 Independent	Other Public Directorship(s) in the Past Five Years: • Total System Services, Inc. • Aflac Incorporated • Tupperware Brands Corporation
Race/Ethnicity: White

Skills and Qualifications:

•   Extensive executive experience and valuable insight and knowledge from various leadership roles at Aflac Incorporated

•   Experience in corporate strategy and risk management

•   Substantial experience of financial matters through tenure as Chief Financial Officer of Aflac Incorporated

•   Significant experience as a public-company director

Career Highlights:

•   Former President and member of the board (2001 — 2017) of Aflac Incorporated, an insurance holding company

•   Former Chief Financial Officer (1992 — 2015) of Aflac Incorporated

•   Former director of TSYS (2004 — 2019) and lead independent director of TSYS (2017 — 2019)

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 23

Jeffrey S. Sloan Chief Executive Officer
Age: 54	Committee(s): • None	Current Public Directorship(s): • Fleetcor Technologies, Inc.
Director Since: 2013	Other Public Directorship(s) in the Past Five Years: • None
Race/Ethnicity: White

Skills and Qualifications:

•   Substantial industry knowledge and leadership, with over 25 years of experience in the financial services and technology industry, including over 8 years as our CEO

•   Significant experience leading corporate and employee culture initiatives

•   Extensive experience in implementing large-scale systems integration services, strategic planning, managing acquisitions and risk and compliance management

•   Corporate strategy development and finance expertise

Career Highlights:

•   Chief Executive Officer of Global Payments (since October 2013); President (2010 — 2014)

•   Former partner and worldwide head of the Financial Technology Group in New York for Goldman Sachs Group, Inc., focusing on mergers, acquisitions and corporate finance (2004 — 2010)

•   Managing Director of Goldman Sachs Group, Inc. (2001 — 2004)

•   Former president and chairman of the board of directors of the Electronic Transactions Association (2017 — 2018)

24 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

F. Thaddeus Arroyo
Age: 58	Committee(s): • Technology (Chair)	Current Public Directorship(s): • None
Director Since: 2019 Independent	Other Public Directorship(s) in the Past Five Years: • Total System Services, Inc.
Race/Ethnicity: Hispanic

Skills and Qualifications:

•   Extensive experience developing and executing business strategies through his 15-year career in various executive positions at AT&T

•   Extensive information security, cyber-security and technology innovation expertise, having led the transformation of AT&T’s technology strategy

•   Significant global business experience

•   Mergers and acquisitions expertise

Career Highlights:

•   Chief Executive Officer of AT&T Consumer, the consumer internet, video entertainment and mobility business of AT&T (since 2019); Chief Executive Officer of AT&T Business, the integrated global Business Solutions organization of AT&T (2017 — 2019); Chief Executive Officer of AT&T Mexico, LLC (2015 — 2016); President-Technology Development of AT&T (2014 — 2015); Chief Information Officer of AT&T (2007 — 2014)

•   Former Chief Information Officer of Cingular Wireless (2001 — 2007)

•   Former Senior Vice President of Product Marketing and Development of Sabre Inc. (1992 — 2001)

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 25

Robert H.B. Baldwin, Jr.
Age: 67	Committee(s): • Audit	Current Public Directorship(s): • None
Director Since: 2016 Independent	Other Public Directorship(s) in the Past Five Years: • None
Race/Ethnicity: White

Skills and Qualifications:

•   Business and industry expertise derived from 16-year career as a member of Heartland Payment Systems, Inc.’s executive management team, culminating as its Vice Chairman

•   Extensive executive and leadership experience

•   Substantial experience in financial and accounting matters through tenure as Chief Financial Officer of both Heartland Payment Systems Inc. and COMFORCE Corp.

•   Significant merger and acquisition expertise

Career Highlights:

•   Former Vice Chairman (an executive office) of Heartland Payment Systems Inc. (2012 — 2016); Interim Chief Financial Officer (2013 — 2014); President (2007 — 2012); Chief Financial Officer (2000 — 2011)

•   Former Chief Financial Officer of COMFORCE Corp., a staffing company (1998 — 2000)

•   Former Managing Director, Smith Barney (1985 — 1998)

•   Former Vice President of Citicorp. (1980 — 1985)

26 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

John G. Bruno
Age: 57	Committee(s): • Compensation (Chair) • Technology	Current Public Directorship(s): • None
Director Since: 2014 Independent	Other Public Directorships in the Past Five Year(s): • None
Race/Ethnicity: White

Skills and Qualifications:

•   Extensive public company experience

•   Extensive information security, cyber-security and technology innovation expertise derived from 25 years in the technology industry in various executive leadership roles

•   Global business operations experience

•   Strong sustainability experience as a result of spearheading various environmental initiatives during role as Chief Operating Officer of Aon, plc

Career Highlights:

•   Former Executive Advisor to the CEO of Aon, plc, a publicly-traded global risk management service provider, and its former Chief Operating Officer (2020 — 2021) and Chief Executive Officer of its Data & Analytics Services business unit (2019 — 2021); Chief Operations Officer (2017 — 2019); Executive Vice President of Enterprise Innovation and Chief Information Officer (2014 — 2017)

•   Former Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly traded technology company (2013 — 2014); Executive Vice President and Chief Technology Officer (2011 — 2013); Executive Vice President, Industry Solutions Group (2008 — 2011)

•   Former Managing Director at Goldman Sachs Group, Inc. (2007 — 2008) and Merrill Lynch & Co. (2006 — 2007)

•   Senior Vice President, General Manager, RFID Division of Symbol Technologies, Inc. (2004 — 2005); Senior Vice President, Corporate Development (2004 — 2005); Senior Vice President, Business Development, and Chief Information Officer (2002 — 2004)

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 27

Joia M. Johnson
Age: 62	Committee(s): • Technology • Compensation	Current Public Directorship(s): • Regions Financial Corporation • Sylvamo Corporation
Director Since: 2019 Independent	Other Public Directorship(s) in the Past Five Year(s): • Total System Services, Inc. • Crawford & Company
Race/Ethnicity: African-American

Skills and Qualifications:

•   Global leadership experience over several corporate functions for publicly traded companies

•   Experience in human capital management, and specifically leadership in human resources

•   Strong working knowledge of corporate social responsibility, government and trade relations, real estate and corporate security

•   Merger and acquisitions expertise

Career Highlights:

•   Former Chief Administrative Officer (2016 — 2021) and General Counsel and Secretary (2007 — 2021) of Hanesbrands, Inc., a publicly traded marketer of innerwear and activewear apparel

•   Former Executive Vice President, General Counsel and Corporate Secretary of RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator (2001 — 2007)

•   Member of the board of directors of Novant Health, a private network of clinics, outpatient services and hospitals

28 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Ruth Ann Marshall
Age: 67	Committee(s): • Governance and Nominating • Technology	Current Public Directorship(s): • Regions Financial Corporation • ConAgra Brands, Inc.
Director Since: 2006 Independent	Other Public Directorship(s) in the Past Five Years: • None
Race/Ethnicity: White

Skills and Qualifications:

•   Deep knowledge of our Company’s business and industry, including from serving as President, Americas for Mastercard International

•   Experience with the issues, opportunities and challenges facing our Company, including strategic planning and strategy development

•   Unique perspective on the history and the direction of the Company gained through extensive service on our board

•   Experience with ESG matters, including as Chair of Nominating and Corporate Governance Committee at Regions

Career Highlights

•   Former President, Americas, Mastercard International (2000 — 2006)

•   Former Senior Executive Vice President, Concord EFS, Inc. (1995 — 1999)

Connie D. McDaniel
Age: 63	Committee(s): • Governance and Nominating (Chair) • Audit	Current Public Directorship(s): • Virtus Mutual Fund Family
Director Since: 2019 Independent	Other Public Directorship(s) in the Past Five Years: • Total System Services, Inc. • RidgeWorth Funds
Race/Ethnicity: White

Skills and Qualifications:

•   Substantial experience in financial and accounting matters through tenure as the chief audit executive of a Fortune 100 public company

•   Mergers and acquisitions and international business experience

•   Expertise from serving as a director of publicly traded companies and mutual funds.

Career Highlights:

•   Former Vice President and Chief of Internal Audit of The Coca-Cola Company (2009 — 2013) and its Vice President, Global Finance Transformation (2007 — 2009) and Vice President and Controller (1999 — 2007)

•   Audit committee chair of the Virtus Mutual Funds Family (since 2021)

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 29

William B. Plummer
Age: 63	Committee(s): • Audit (Chair)	Current Public Directorship(s): • Mason Industrial Technology • Waste Management Inc.
Director Since: 2017 Independent	Other Public Directorship(s) in the Past Five Years: • John Wiley & Sons, Inc. • Nesco Holdings, Inc.
Race/Ethnicity: African-American

Skills and Qualifications:

•   Executive leadership experience, including service as the Chief Financial Officer of United Rentals, Inc.

•   Extensive financial and accounting expertise, which enables Mr. Plummer to provide valuable leadership to the oversight of financial reporting

•   Significant experience in operational, financial and strategic development

•   Substantial public director experience

Career Highlights:

•   Corporate director and business consultant/advisor (since 2019)

•   Senior advisor to United Rentals Inc., a publicly traded equipment rental company (2018 — 2019), and Executive Vice President and Chief Financial Officer (2008 — 2018)

•   Former Chief Financial Officer of Dow Jones & Company, Inc. (2006 — 2007)

•   Former Vice President and Treasurer of Alcoa, Inc. (2000 — 2006)

•   Director of Venture Metals, Inc., a privately held metal recycling company (since 2019)

•   Chairman of the board of Cisco Equipment, a privately held equipment solutions provider and rental company (since 2020)

•   Former director and member of the audit and technology committees of John Wiley & Sons, Inc., a publisher and service provider in the scientific research, higher education and professional development fields (2003 — 2019)

30 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

John T. Turner
Age: 65	Committee(s): • Audit • Governance and Nominating	Current Public Directorship(s): • None
Director Since: 2019 Independent	Other Public Directorship(s) in the Past Five Years: • Total System Services, Inc.
Race/Ethnicity: White

Skills and Qualifications:

•   Significant expertise in business management and corporate strategy development

•   Substantial industry knowledge gathered from serving on the board of TSYS since 2003 until its merger with Global Payments

•   International business, mergers and acquisitions experience

•   Risk assessment and oversight

Career Highlights:

•   Chairman of the board of W.C. Bradley Co., a privately held consumer products and real estate company (Chairman since April 2018; director since 1999)

•   Served in various capacities with W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. (1979 — 1999)

There is no family relationship between any of our NEOs or directors. Other than as described elsewhere in this proxy statement, there are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 31

Board of Directors, its Committees, Meetings and Functions

Corporate Governance

Effective Board Leadership Structure

Our current board leadership structure, consisting of a non-employee Chairman, a Lead Independent Director, and a CEO who is also a director, provides for leadership of the board that consists of an independent director with substantial structural influence, a non-independent, non-employee Chairman who has extensive experience in the Company’s industry, and a CEO who has unfettered access to both the Lead Independent Director and the Chairman as resources in developing and executing the Company’s strategy.

The board does not have a policy on whether the roles of Chairperson and Chief Executive Officer should be separate or combined. The Company’s Corporate Governance Guidelines provide that if the Chairperson of the board is not an independent director, then the board shall appoint a lead director, who shall be an independent director. If the Chairperson is an independent director, the board may appoint a lead independent director.

The board believes this structure and separation provides a balance between the independent directors’ oversight of the Company and the CEO’s management of the day-to-day affairs of the business. At the same time, given his experience in the industry and prior roles at TSYS, our Chairman is an effective liaison between the board and senior management and focuses the board on critical business and operational issues.

Chairman	Chief Executive Officer	Lead Independent Director
Key Responsibilities and Duties

✓  Presiding at all meetings of the board (including all executive sessions of non-employee directors)

✓  Establishing the agenda and meeting schedules for board meetings

✓  Conferring with the Chief Executive Officer on the Company’s strategy and strategic plan

✓  Generally approving information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items

✓  Leading board self-assessment interviews with all directors

✓  Presiding over shareholder meetings

✓  Creating and implementing the Company’s vision and mission

✓  Leading the development of the Company’s strategies —both short and long-term

✓  Setting meaningful and measurable operating and strategic goals for the Company

✓  Establishing a strong performance management culture

✓  Assessing and managing the Company’s exposure to risk

✓  Serving as the primary interface between management and the board

✓  Reviewing organizational structure needs and developing ongoing management succession plans

✓  Representing the face of the Company to stakeholders

✓  Providing regular updates and information to the board on all key issues and business developments and status of operations

✓  Presiding at executive sessions of the board’s independent directors

✓  Serving as liaison between the Chairman and independent directors

✓  Serving as a liaison between management, including the Chief Executive Officer, and the independent directors

✓  Assisting in creation of agenda and meeting schedules for board meetings

✓  Approving retention of consultants who report to the full board

32 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our Company and our subsidiaries and affiliates, on the other hand.

The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards.

The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee.

Using these standards for determining the independence of its members, the board determined that the following director nominees are independent:

Kriss Cloninger III	John G. Bruno	Connie D. McDaniel
F. Thaddeus Arroyo	Joia M. Johnson	William B. Plummer
Robert H.B. Baldwin, Jr.	Ruth Ann Marshall	John T. Turner

In addition, the board has affirmatively determined that William I Jacobs, who is not being re-nominated, is independent.

Board Membership Criteria

The Governance and Nominating Committee recommends director candidates for nomination to the board. The Governance and Nominating Committee considers candidates for directors who are recommended by other members of the board of directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders in accordance with our policies for shareholder proposals and on the same basis as all other potential nominees. See “Questions and Answers About Our Annual Meeting and this Proxy Statement — May I Propose Actions for Consideration at Next Year’s Annual Shareholder Meeting?” for additional information about our policies for shareholder proposals.

Our Corporate Governance Guidelines set forth the following non-exclusive criteria for directors:

✓ Experience — Particular skills and leadership experience that are relevant to the Company’s strategic vision.

✓ Diversity — The board and Governance and Nominating Committee value diversity among our directors and believe that diversity on our board should be a priority, and therefore actively seek diverse candidates with regard to gender, race, ethnicity, background and other attributes and skills.

✓ Age and Tenure — The age and board tenure of each incumbent director.

✓ Board Size — The committee periodically evaluates whether a larger or smaller board would be preferable, depending on the board’s needs and the availability of qualified candidates.

✓ Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director.

✓ Board Contribution — Integrity, business judgment and commitment.

✓ Other Public Company Service — The number of other public company boards on which a director may serve (generally, a director should not serve on more than three public company boards in addition to Global Payments).

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 33

Board Refreshment

We periodically review our board’s composition to ensure that we continue to have the right mix of skills, background and tenure. The board currently believes that an appropriate size is seven to twelve members, allowing, however, for changing circumstances that may warrant a higher or a lower number. The Governance and Nominating Committee considers director candidates suggested by members of the committee, other directors, shareholders and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates.

As a result of healthy refreshment over recent years and the Company’s merger with TSYS, which was completed in September 2019, as of the date of this proxy statement, 60% of our non-employee director nominees have joined the board in the last three years. The variety in backgrounds and skills of our directors contributes meaningfully to the Company’s strategy for future growth and long-term value creation.

The board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides substantial value, and therefore a significant degree of continuity year-over-year is beneficial to shareholders and generally should be expected.

Board and Committee Membership

Our full board of directors met eight times during 2021. Each of our directors attended at least 75% of the meetings of the board, including meetings of the committees of which he or she served during 2021. Pursuant to our corporate governance guidelines, all of our directors are expected to attend the annual meeting of shareholders; however, in light of the pandemic conditions at the time of the 2021 annual meeting, Messrs. Woods, Sloan, Arroyo, Cloninger and Turner were the only directors who attended.

Our board has four standing committees which assist the board in carrying out its responsibilities: an Audit Committee, a Compensation Committee, a Technology Committee, and a Governance and Nominating Committee. Each Committee is composed entirely of independent directors. Each committee reports its activities, discussions, recommendations and approvals to the board at each regularly scheduled board meeting and operates under a charter approved by the board and reviewed annually by the respective committee and the board. Each committee charter and our corporate governance guidelines are available in the Investor Relations section of our website, www.globalpayments.com. Committee leadership and membership is reviewed annually by the board, upon recommendation of the Governance and Nominating Committee.

34 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

A description of each standing committee is included on the following pages.

Audit Committee

William B. Plummer (Chair)	Members: William B. Plummer (Chair)*, Robert H. B. Baldwin, Jr., Connie D. McDaniel, and John T. Turner	5 meetings in 2021 All members are independent

Key Objectives:

•	Assists the board in its oversight responsibilities relating to the quality and integrity of our financial reporting and disclosure obligations.

•	Appoints, retains and approves the compensation of the Company’s independent auditor.

•	Oversees, monitors and evaluates the qualifications, performance and independence of the independent auditor.

•	Approves the scope of the annual audit.

•	Oversees the Company’s internal audit function and is responsible for the appointment of the head of the Internal Audit department.

•	Assists the board in overseeing the Company’s ethics and compliance program and confidential whistleblower process.

•	Assists the board in reviewing and discussing litigation, regulatory and compliance risks.

•	Oversees the Company’s Enterprise Risk Management (ERM) program, including vendor management, insurance, and physical security.

•	Reviews regular reports from the General Counsel on litigation, regulatory and compliance topics.

•	Reviews and approves related party transactions.

•	Meets independently with each of the Chief Financial Officer, Head of Internal Audit, General Counsel, and independent auditor.

Risk Oversight Role:

•

Oversees the Company’s performance to ensure alignment with the risk assessments and tolerance levels prescribed in the ERM program with respect to the Company’s major financial risk and enterprise exposure.

•	Oversees the Company’s internal controls and financial reporting.

*	Audit committee financial expert, as that term is defined under SEC rules.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 35

Governance and Nominating Committee

Connie D. McDaniel (Chair)	Members: Connie D. McDaniel (chair), William I Jacobs*, Ruth Ann Marshall, and John T. Turner	3 meetings in 2021 All members are independent

Key Objectives:

•	Establishes and evaluates qualifications for our directors to ensure our full board and its committees continue to operate functionally and with an appropriate degree of independence from management.

•	Evaluates and recommends director nominees for election at annual meetings of shareholders or to fill vacancies, and manages the board refreshment process.

•	Reviews and recommends the board’s committee structure and composition.

•	Oversees the Company’s corporate governance guidelines, including procedures for shareholders and other parties to communicate with the board.

•	Administers the board’s policy on related party transactions and recommends any revisions to it.

•	Oversees retention and compensation of search firms to be used to identify director candidates.

•	Leads the annual assessment of effectiveness of the board and committees.

•	Identifies and considers emerging corporate governance issues and trends.

•	Oversees the Company’s ESG activities, including the activities of the ESG Steering Committee and the Company’s periodic ESG reports.

•	Receives periodic reports on government relations issues pertaining to the Company.

Risk Oversight Role:

•	Oversees our risk management activities with respect to our corporate governance structure at the board and senior management level and ESG issues, trends and policies.

•	Promotes a risk-aware culture by, for example, periodically reviewing our employee business code of conduct and ethics, and the codes of conducts for directors and senior financial officers.

*	William I Jacobs is not being re-nominated for election due to director age limitations under our corporate governance guidelines.

36 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Compensation Committee

John G. Bruno (Chair)	Members: John G. Bruno (Chair), Kriss Cloninger III, William I Jacobs*, and Joia M. Johnson	4 meetings in 2021 All members are independent

Key Objectives:

•	Establishes and reviews the objectives of our executive compensation program.

•	Oversees and recommends to the full board for approval our management succession plan.

•	Reviews and approves the Company’s strategies and policies related to human capital management and assists the board in the oversight of the Company’s diversity, equity and inclusion efforts.

•	Reviews and approves the corporate goals and objectives relevant to our CEO’s compensation.

•	Evaluates the performance of the CEO and determines the CEO’s compensation level.

•	Reviews and approves the annual base salaries and annual incentive opportunities of the other NEOs.

•	Oversees the administration of the Company’s equity-based incentive compensation plans and the executive non-equity (cash) annual performance plan.

•	Assists the board in setting the form and amount of non-employee director compensation.

•	Responsible for the appointment, compensation and oversight of any compensation consultant or advisor.

•	Sets the Company’s stock ownership guidelines applicable to the NEOs and directors.

•	Reviews the results of any shareholder advisory votes on executive compensation or other feedback on this subject that may be garnered through the Company’s shareholder engagement.

Risk Oversight Role:

•

Oversees our risk management activities with respect to our compensation policies and practices for our directors, NEOs and all other employees, specifically to ensure that our policies and practices promote appropriate approaches to risk management.

•

Considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring its compensation consultants, including their independence.

*	William I Jacobs is not being re-nominated for election due to director age limitations under our corporate governance guidelines.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 37

Technology Committee

F. Thaddeus Arroyo (Chair)	Members: F. Thaddeus Arroyo (Chair), John G. Bruno, Joia M. Johnson, and Ruth Ann Marshall	4 meetings in 2021 All members are independent

Key Objectives:

•	Reviews all of the Company’s key initiatives and practices relating to technology, information security, cyber-security, disaster recovery, business continuity, data privacy and data governance.

•	Provides board-level oversight with regard to our technology and information security practices and technology and cyber-risk profile.

•

Serves as a liaison between our board and the Company’s Chief Information Security Officer, Chief Privacy Officer and Data Protection Officers with regard to our technology and information security practices and technology and cyber-risk profile.

•	Monitors the Company’s compliance with regulatory requirements and industry standards.

•	Oversees, in conjunction with the board, the Company’s information security program to ensure it has appropriate administrative, technical and physical safeguards.

•	Reviews and evaluates all major technology expenditures.

•	Receives quarterly reports from the Company’s Chief Information Security Officer concerning the status of the Company’s information security program and other related matters.

•	Responsible for the oversight of the appointment, activities, organizational structure, qualifications and budget of the Chief Information Security Officer.

•	Meets independently with each of the Chief Information Officer and Chief Information Security Officer.

Risk Oversight Role:

•

Ensures that the Company’s strategic goals and risk appetite are aligned with our technology strategy and infrastructure and that the management receives adequate support from the Company’s internal technology and information security providers.

•	Oversees the Company’s ERM exposure related to our technology and information security practices.

38 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Board Oversight of Risk Management

Our board of directors views the oversight of risk management as one of its key functions. While management is responsible for assessing and managing risk, including through the enterprise risk management program, our board is responsible for promoting an appropriate culture of risk management within the Company and setting the right “tone at the top.” The full board engages directly with management to set high-level policy. At least annually, the board discusses with management the appropriate level of risk relative to our strategy and objectives and reviews with management our existing risk management processes and their effectiveness. In addition, the board receives regular reports on risk management activities from each committee chair while relying on each of its four standing committees to provide more in-depth oversight of specific key risk exposures.

Selected Areas of Board Oversight

Board’s Role in Overseeing Risk and Strategy

The board has oversight responsibility for management’s establishment and execution of corporate strategy. Elements of strategy are discussed at every regularly scheduled board meeting, guided by current Company-level priorities. The board also regularly reviews the businesses’ strategic and operational priorities, the competitive environment, market challenges and economic trends, and integrations of recent acquisitions. At meetings occurring throughout the year, the board also assesses capital allocation plans, the Company’s performance against the annual budget and against its peers, and potential mergers, acquisitions and dispositions for alignment with our strategic priorities, as well as the periodic examinations conducted by the Federal Banking Agencies.

In addition to quarterly and specially scheduled meetings, the board schedules periodic meetings focused on strategic and other initiatives. In 2021, the board received updates on the Company’s corporate strategy during quarterly meetings as well as at an off-cycle meeting focused solely on corporate strategy, during which the board and management discussed our strategic priorities and evaluated certain near and long-term strategic focus areas.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 39

Moreover, each committee reports to the board on a quarterly basis with respect to its designated areas of risk oversight to ensure alignment. As described above, risk oversight responsibilities related to the substance of each identified key risk exposure, such as the application of the board’s risk tolerance in a particular area, are in some cases carried out by the full board without any delegation to a committee.

The Management Risk Committee is the executive-level management committee chaired by our Enterprise Risk Management Officer and reporting to senior management of the Company, including the Executive Leadership Team. The Management Risk Committee is responsible for overseeing the management of all risk categories to ensure that risks remain within our risk appetite. In order to fulfill these responsibilities, the Management Risk Committee identifies, assesses, monitors, manages and mitigates the Company’s enterprise-wide key risks. In 2021, key areas of focus included the health and safety of our team members during the pandemic, technology, information security, privacy and data governance, vendor due diligence and management, Federal Banking Agency examination program and outcomes, and legal and regulatory risks.

Board Oversight of COVID-19 Risks

The risk landscape associated with the COVID-19 pandemic has been, and continues to be, discussed with the full board as well as each of the board committees, as appropriate. Over the course of 2021, the Audit Committee has received quarterly updates from the Company’s incident management team (IMT), which was formed in early 2020 to manage our response to the pandemic, and the board has received regular updates from senior management and the chair of the Audit Committee. The updates to the board and the Audit Committee focus on the financial and non-financial risks and the impact to our team members from the COVID-19 pandemic. For example, management and the IMT continue to report to the board and the Audit Committee on, among other things, the Company’s capital and liquidity positions as well as its evolving operational risk and resilience profile in light of the pandemic, with an overarching focus on the health and safety of our team members.

The Board’s Role in Overseeing Information Security and Cyber-Risk

We employ multiple methods and technologies to secure the Company’s computing environment and ensure the confidentiality, integrity and availability of our information assets. As noted above, technology and cyber-security qualifications and experience are key factors that our Governance and Nominating Committee considers in its assessment of the board membership criteria, and nine of our eleven director nominees have experience in this area.

Our board has delegated to the Technology Committee the responsibility to oversee the Company’s Information Security Program and cyber-security risk. Specifically, subject to oversight by the full board of directors, the Technology Committee, which is composed solely of independent directors, receives quarterly reports from the Company’s Chief Information Security Officer, or CISO, on the Company’s cyber-risk profile and information security initiatives. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to both the Technology Committee and the board.

At least annually, the Technology Committee receives a formal, enterprise-wide information technology and cyber-security risk assessment and reviews and recommends the Company’s information security program supporting policies to the full board for evaluation and approval. The Technology Committee reviews and discusses the Company’s information security strategy with the CISO at every committee meeting and recommends the Company’s information security policy and technology strategic plan to the full board for annual evaluation and approval. The CISO and CIO regularly meet with the Chair of the Technology Committee outside of committee meetings.

In addition, the board is routinely briefed on the Company’s information security program and its related priorities and controls by the chair of the Technology Committee, the CIO and management, and is apprised directly of incidents exceeding certain risk tolerances. Further, the Technology Committee receives quarterly reports from the Enterprise Risk Management Officer regarding the Company’s ERM exposure, including but not limited to the Company’s regulatory, business resiliency, vendor management and IT operations risks and Federal Banking Agency exams.

40 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

We provide annual information security training and publish information on our intranet to help our employees stay current on information security awareness topics. We have not experienced any material information security incidents in the past three years.

Our businesses that handle credit card data undergo annual PCI-DSS certifications and have received all applicable PCI Reports on Compliance (ROCs).

Board Oversight of ESG

At the board level, the Governance and Nominating Committee has primary oversight responsibility for the Company’s ESG initiatives and risks, reviewing at least annually our policies and activities regarding sustainability and ESG and assessing our management of risks with respect thereto. The Governance and Nominating Committee meets with management to review and discuss the Company’s ESG initiatives, challenges and opportunities, so that it can advise on key ESG matters that affect all of the Company’s stakeholders, and also briefs the board on current and emerging ESG topics and progress on implementing the Company’s ESG priorities on a periodic basis.

The Compensation Committee of the board oversees the Company’s strategies and policies related to human capital management, and assists the full board with its oversight with respect to the Company’s DEI efforts. For instance, in 2021, the board focused on racial and ethnic diversity as it relates to workforce diversity and representation, inclusion and belonging, promotion and succession planning, pay equity, and overall corporate culture, and received reports from the Chief Human Resources Officer and Chief Diversity Officer on these topics.

Additionally, each quarter the Audit Committee reviews and discusses with management the key risks identified from the ERM process, including their potential impact on us and our operations, and our risk mitigation strategies and related disclosure matters. These risks may include risks related to sustainability and other ESG-related matters.

Evaluation of Board and Committee Effectiveness

Each year, our board and its committees conduct self-assessments to ensure they are performing effectively and to identify opportunities to improve board and committee performance. The self-assessment is conducted under the oversight of the Governance and Nominating Committee. Directors respond to a comprehensive questionnaire through an interview process with the chair of each committee, with the Chairman of the Board leading the discussion at the board level. The questionnaire asks them to consider topics related to board and committee composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience, diversity and backgrounds. Each committee, as well as the board as a whole, then reviews and assesses the responses from this assessment and any recommendations to the board. The results of the assessments are then discussed by the board and the respective committees in executive session, with a view toward taking action to address any issues presented.

Contacting Our Board of Directors

Any interested party may contact any individual director, our non-employee or independent directors as a group, or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326. Any correspondence received by the Corporate Secretary in accordance with the foregoing will be forwarded to the applicable director or directors.

Board of Directors Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our shareholders. In lieu of per-meeting fees, we pay our non-employee directors annual cash and stock retainers, which are payable in advance on the first business day after each annual meeting of shareholders (prorated for partial periods for new directors). We do not pay additional compensation to directors who are also our employees for their service as a director.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 41

Our Compensation Committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors.

Annual Director Compensation

There are three elements of our director compensation program: an annual cash retainer, an annual supplemental cash retainer and equity awards. The following table describes each element of director compensation for the shareholder year beginning in April 2021.

Director	Annual Basic Cash Retainer	Annual Supplemental Cash Retainer	Annual Stock Retainer (FMV)

Non-Employee Chairman(1)	$120,000	$95,000	$255,000

Lead Independent Director	$120,000	$50,000	$200,000

Chair of Audit Committee	$120,000	$30,000	$200,000

Chair of Compensation Committee	$120,000	$20,000	$200,000

Chair of Other Committees	$120,000	$20,000	$200,000

All Other Non-Employee Directors	$120,000	N/A	$200,000

(1)

These retainers are payable only if the Chairman of the board is a non-employee director. Mr. Woods, our Chairman of the board, is a non-employee director and, therefore, receives these retainers. See “Board and Corporate Governance — Board Leadership” beginning on page 32.

The number of fully-vested shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

All of the non-employee directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Board and Corporate Governance — Director Compensation — Non-Qualified Deferred Compensation Plan” below. Ms. Marshall is the only current director who participated in 2021, and she did not receive any interest on deferred compensation at an above-market rate of interest.

2021 Director Compensation Table

The following table summarizes the compensation of our non-employee directors during 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

F. Thaddeus Arroyo	$140,000	$200,035	$340,035

Robert H.B. Baldwin, Jr.	$120,000	$200,035	$320,035

John G. Bruno	$140,000	$200,035	$340,035

Kriss Cloninger III	$170,000	$200,035	$370,035

William I Jacobs(3)	$120,000	$200,035	$320,035

Joia M. Johnson	$120,000	$200,035	$320,035

Ruth Ann Marshall	$120,000	$200,035	$320,035

Connie D. McDaniel	$140,000	$200,035	$340,035

William B. Plummer	$150,000	$200,035	$350,035

John T. Turner	$120,000	$200,035	$320,035

M. Troy Woods	$215,000	$254,980	$469,980

(1)

Represents basic and supplemental cash retainers earned during 2021. All annual cash retainers are payable in advance on the first business day after each annual meeting of shareholders and are considered fully earned when paid.

42 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

(2)

Represents the aggregate grant date fair value of awards of stock granted on April 30, 2021, all of which were fully-vested on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The amount shown in this column is based on the closing price of our common stock on the applicable grant date. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2021.

(3)	William I Jacobs is not being re-nominated for election due to director age limitations under our corporate governance guidelines.

The following table reflects the stock options for each non-employee director that were outstanding as of December 31, 2021.

Non-Employee Directors	Options Outstanding as of December 31, 2021

F. Thaddeus Arroyo	4,822

Robert H.B. Baldwin, Jr.	—

John G. Bruno	—

Kriss Cloninger III	5,281

William I Jacobs	—

Joia M. Johnson	3,123

Ruth Ann Marshall	—

Connie D. McDaniel	17,106

William B. Plummer	—

John T. Turner	43,571

M. Troy Woods	60,309

Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan. Ms. Marshall is the only current director who participated in the deferred compensation plan during 2021. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

Our board of directors has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within five years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 500% of the director’s annual cash retainer. Each of our non-employee directors was in compliance with the stock ownership guidelines as of the record date.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 43

Common Stock Ownership

Common Stock Ownership by Management

The following table sets forth information as of February 12, 2022 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our NEOs, and (iii) the 16 persons, as a group, who were directors or NEOs of our Company on February 12, 2022.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned with Sole Voting and/or Sole Investment Power(2)		Shares Beneficially Owned with Shared Voting or Shared Investment Power		Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class

Named Executive Officers:

Jeffrey S. Sloan	530,935				282,233	813,168	*

Cameron M. Bready	170,261				85,973	256,234	*

Paul M. Todd	111,979				79,017	190,996	*

Guido F. Sacchi	63,875				54,464	118,339	*

David L. Green	97,806				52,535	150,341	*

Non-Employee Director and Director Nominees:

F. Thaddeus Arroyo	4,516				4,822	9,338	*

Robert H.B. Baldwin, Jr.	45,276				—	45,276	*

John G. Bruno	14,900				—	14,900	*

Kriss Cloninger III	38,786	(4)			5,281	44,067	*

William I Jacobs	17,325				—	17,325	*

Joia M. Johnson	6,777				3,123	9,900	*

Ruth Ann Marshall	41,216				—	41,216	*

Connie D. McDaniel	13,970				17,106	31,076	*

William B. Plummer	6,929				—	6,929	*

John T. Turner	4,641		972,095	(5)	43,571	1,020,307	*

M. Troy Woods	509,984				83,226	593,210	*

All Directors and Executive Officers as a Group(16)	1,679,176		972,095	(5)	711,351	3,362,622	1.19%

*	Less than one percent.

(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 3550 Lenox Road, Atlanta, Georgia 30326.

(2)

Includes the number of shares of common stock the person “beneficially owns,” as defined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of February 12, 2022. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, February 12, 2022 through the exercise of stock options.

(4)	Includes 500 shares for which the reporting person has sole voting power but does not have investment power.

(5)	The reporting person disclaims beneficial ownership except to the extent of his pecuniary interest.

44 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Common Stock Ownership by Non-Management Shareholders

Below is information regarding the beneficial ownership of our securities by each person known to us to beneficially own more than 5% of any class of our securities as of March 17, 2022:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares

BlackRock, Inc.(1)	18,521,387	6.4%

Wellington Management Group LLP(2)	17,677,094	6.1%

The Vanguard Group(3)	23,330,940	8.0%

T. Rowe Price Associates, Inc.(4)	16,949,743	5.8%

(1)

This information is contained in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on March 11, 2022. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power of 16,136,682 shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)

This information is contained in a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 4, 2022. Wellington Management Group LLP reported no sole dispositive power and no sole voting power, shared dispositive power for 17,677,046 shares, and shared voting power for 15,287,627 shares. The address of Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210.

(3)

This information is contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. The Vanguard Group reported sole dispositive power for 22,150,949 shares, shared dispositive power for 1,179,991 shares, sole voting power for 0 shares, and shared voting power for 473,458 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

This information is contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2022. T. Rowe Price Associates, Inc. reported sole dispositive power for all shares listed above and sole voting power for 8,595,874 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 45

Biographical Information About Our Named Executive Officers

Biographical and other information about each of our current NEOs is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Director Nominees” beginning on page 24.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
Cameron M. Bready	50	President and Chief Operating Officer

President and Chief Operating Officer (since September 2019); Senior Executive Vice President and Chief Financial Officer (March 2017 — September 2019); Executive Vice President and Chief Financial Officer (June 2014 — February 2017); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., (ITC), a publicly-traded independent electric transmission company (February 2012 — June 2014); Executive Vice President, Treasurer and Chief Financial Officer, ITC (January 2011 — February 2012); Senior Vice President, Treasurer and Chief Financial Officer, ITC (2009 — January 2011).

Paul M. Todd	51	Senior Executive Vice President and Chief Financial Officer

Senior Executive Vice President and Chief Financial Officer (since September 2019); Senior Executive Vice President and Chief Financial Officer of TSYS (July 2014 — September 2019); Executive Vice President of TSYS (2008 — 2014); President and Chief Executive Officer of Synovus Financial Management family of companies (2007 — 2008).

Dr. Guido F. Sacchi	58	Senior Executive Vice President and Chief Information Officer

Senior Executive Vice President and Chief Information Officer (since March 2019); Executive Vice President and Chief Information Officer of the Company (August 2013 — March 2019); Chief Information Officer of the Company (June 2011 — August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 — May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 — 2010).

David L. Green	54	Senior Executive Vice President, General Counsel and Corporate Secretary

Senior Executive Vice President, General Counsel and Corporate Secretary (since September 2019); Executive Vice President, General Counsel and Corporate Secretary (November 2013 — September 2019); Senior Vice President and Division General Counsel of the Company (November 2011 — November 2013); Vice President and Division General Counsel of the Company (2007 — November 2011).

There are no arrangements or understandings between any of our NEOs and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

Codes of Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that is applicable to the Chief Executive Officer and the Chief Financial Officer, and an Employee Code of Conduct and Ethics that is applicable to all employees. The codes deter wrongdoing and promote honest and ethical conduct, compliance with laws, rules and regulations and internal reporting of possible legal or ethics violations. In addition, the Company has adopted a Code of Conduct and Ethics applicable to directors. The Code of Ethics for Senior Financial Officers, the Employee Code of Conduct and Ethics and the Director Code of Conduct and Ethics are available on the Company’s website at: https://investors.globalpaymentsinc.com/corporate-governance.

46 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proposal Two: Advisory Vote to Approve the 2021 Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our NEOs in 2021. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our NEOs’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. At last year’s annual meeting of shareholders, approximately 95% of the votes cast were cast in support of the compensation of our NEOs. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure, which provide additional details about the compensation of our NEOs in 2021.

The vote regarding the compensation of the NEOs described in this Proposal No. 2 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions that shareholders express in their votes and will review the voting results and take them into consideration as it deems appropriate when making future decisions regarding our executive compensation programs. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our next annual shareholder meeting in 2023.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2021 COMPENSATION OF OUR

NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 47

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our NEOs for 2021.

Name	Title

Jeffrey S. Sloan	Chief Executive Officer

Cameron M. Bready	President and Chief Operating Officer

Paul M. Todd	Senior Executive Vice President and Chief Financial Officer

Dr. Guido F. Sacchi	Senior Executive Vice President and Chief Information Officer

David L. Green	Senior Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE SUMMARY

The COVID-19 pandemic has accelerated the ongoing digitization of payments. We are the beneficiaries of innovation in the ecosystem, including innovations such as digital wallets, buy now pay later offerings, QR codes and safer commerce.

We accomplished a great deal over the course of 2021 as we continued to advance our differentiated strategies for growth. This includes our partnership with Google to deliver innovative and seamless digital services to all manner of merchants worldwide; the expansion of our collaboration with AWS, our preferred issuer technology solutions partners, for unique distribution and cutting edge technologies; our successful acquisitions of Zego and MineralTree to advance our software leadership position with unmatched worldwide payments expertise; a strategic alliance with Virgin Money and our first use case post our merger with TSYS combining issuing and acquiring capabilities; and our partnership with Mercedes-Benz stadium to enable its multi-channel commerce ecosystem. And we are carrying that momentum into 2022 with our recent announcement that Global Payments is the finalist company in Caixabank’s selection process for a technology partner for its European card issuing business.

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Additionally, we realized our multi-year targets for revenue and expense synergies for the merger with TSYS more than one year ahead of schedule despite the impact of COVID-19. Our strong execution and achievements in 2021 provided us with the confidence to raise our financial targets for the next three to five years at our 2021 Investor Conference. And we accomplished all of this amidst a continuing pandemic and significant dislocation in the stock market for the financial technology sector.

Finally, in 2021 we officially joined the Fortune 500 list of the largest U.S. companies, realizing a goal we set when we began running the Company in 2013. Our accomplishments are a credit to our team members, who have made these results possible while continuing to support their colleagues and communities.

2021 Performance — Financial Highlights

$8.52B Total Revenues	15.9% Operating Margin	$3.29 EPS

Record financial performance amid challenging operating environment continuing as a result of the pandemic

•  Consolidated 2021 revenues increased 14.8%.

•  Operating income was $1,358.9 million, an increase of 52% over the prior year.

•  Net income attributable to Global Payments increased to $965.5 million compared to $584.5 million for the prior year.

Advanced Capital Allocation Strategy	• $2,773 million total capital returned to shareholders.

For a detailed discussion of our financial results for 2021, see our Annual Report on Form 10-K for the year ended December 31, 2021.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 49

The following graph compares (i) the average share price performance of the S&P 500 Index, (ii) the total share price performance of our Company and (iii) the average share price performance of our peer group from December 31, 2016 through January 31, 2022.

Although our Company’s share price performance was negatively impacted in 2021 by an overall dislocation in the stock market for the financial technology sector, as of January 31, 2022, we have outperformed the S&P 500 over the last five years due to our consistent financial performance and outsized growth. In addition, as of January 31, 2022, we have outperformed the S&P 500 in 2022 by approximately 16.13%.

Total Share Price Performance vs. S&P 500 Index/Peer Company Average

Executive Compensation Policies and Practices

We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for 2021, our executive compensation program aligned individual compensation with the short-term and long-term performance of our Company in ways such as the following:

•	Pay opportunities were appropriate to the size of our Company when compared to peer companies.

•	Our compensation program was heavily performance-based, using multiple measures for short-term incentives.

•	Performance metrics under our short-term incentive plan are adjusted to reflect acquisitions that we make during the year.

•	Long-term incentives were linked to shareholder value through performance units, stock options and time-based restricted stock that change in value as share price fluctuates.

•	Performance metrics for the target allocation of performance units require sustained growth each year over a three-year period.

•	Payouts for the target allocation of performance units may be increased or decreased based on our total shareholder return performance rank relative to the S&P 500 index.

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•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are not provided to any of our NEOs.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•

Pursuant to our clawback policy, we may recoup the value of any annual or long-term incentive awards provided to any NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger.

•	The Compensation Committee engages independent compensation consultants.

•	The Compensation Committee certifies performance results for purposes of executive compensation.

•	We do not re-price or backdate stock options or issue discounted stock options.

•	We do not pay dividend equivalent rights with respect to performance units.

Impact of COVID-19 Pandemic on Executive Compensation

The short-term cash incentives awarded under our annual performance plan are 100% based on achievement of Company performance goals, equally weighted among adjusted earnings per share, which we refer to as adjusted EPS, adjusted net revenue and adjusted operating margin.

The metrics under which performance units are earned are based on the achievement of an annual adjusted EPS growth target each year, with the performance period results certified by the Compensation Committee each year and averaged over a three-year period, and then may be modified up or down based on the Company’s total shareholder return performance rank relative to the S&P 500 index, or the TSR modifier, at the end of the three-year performance period.

In 2020, the Company was on pace to exceed target performance goals under the short-term incentive plan and achieve maximum performance for 2020 under the metrics for our performance units. Because of the pandemic, however, each NEO volunteered in April 2020 to forego any short-term cash incentive payment, regardless of performance. Moreover, our CEO voluntarily chose to forgo 100% of his base salary for the period from April 2020 to December 2020 and each other NEO waived 50% of his base salary for the period from April 2020 through September 2020. As a result, our CEO received less than 10% of his targeted cash compensation in 2020.

Unlike what occurred at many companies, the Compensation Committee did not modify the performance goals set for the performance units to account for the pandemic. As a result, the adjusted EPS growth metric achievement for the performance units for 2020 was 0% and the 2019 performance units paid out at target. Because the performance units are averaged over a three-year period, the performance unit metrics set for 2020 prior to the pandemic have adversely impacted realized executive compensation for each of 2020 and 2021 and will do so again in 2022.

Shareholder Say-on-Pay Vote for 2020

At last year’s annual meeting of shareholders, approximately 95% of the votes cast were cast in support of the compensation of our NEOs as described in our 2021 proxy statement, which included detailed disclosure of the 2021 BP&R performance unit awards (as defined below) and the rationale for making such awards. The Compensation Committee evaluated the overwhelmingly positive results of the say-on-pay vote and, in light of the substantial support for our executive compensation program, decided to retain the overall design of our executive compensation program.

The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our NEOs’ compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Board and Corporate Governance — Contacting Our Board of Directors” on page 41 for information about communicating with the board of directors.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 51

Elements of Executive Compensation Program

Named Executive Officer Compensation Design, Elements and Pay Mix

The following charts show the mix of total target compensation in 2021 for our Chief Executive Officer and the average of the other NEOs, as well as the portion of compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

*	Performance-based compensation reflects target allocation of performance units.

Our compensation program is aligned with short- and long-term Company performance and reflects best practices to ensure sound corporate governance. As illustrated above, with the exception of base salary and time-based restricted stock awards, all target compensation is performance-based. NEOs are also subject to stock ownership guidelines, and the number of shares they are required to hold under those guidelines will continue to fluctuate with our share price.

The following executive pay at target levels were approved by the Compensation Committee for 2021:

Name	Base Salary	% of Total	Target Short-Term Cash Incentive	% of Total	Target Long-Term Equity Incentives(1)	% of Total	Total

Jeffrey S. Sloan	$1,000,000	6%	$1,750,000	10%	$14,500,000	84%	$17,250,000

Cameron M. Bready	$700,000	10%	$805,000	12%	$5,315,000	78%	$6,820,000
Paul M. Todd	$680,000	13%	$714,000	14%	$3,800,000	73%	$5,194,000

Guido F. Sacchi	$575,000	14%	$575,000	14%	$3,000,000	72%	$4,150,000
David L. Green	$550,000	16%	$550,000	16%	$2,400,000	68%	$3,500,000

(1)

Target Long-Term Equity Incentives include target levels of (i) performance units; (ii) restricted stock awards; and (iii) stock options. Excludes one-time award of Business Performance and Recovery (BP&R) performance units discussed in greater detail below.

The annual compensation program also includes other benefits, including limited perquisites and non-qualified deferred compensation, as described below.

Base Salary

Base salary provides our NEOs with a level of compensation consistent with their responsibilities, experience and performance in relation to comparable positions in the marketplace. The Compensation Committee reviews the base salaries of our NEOs annually and may do so more frequently upon a change in circumstances. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO.

52 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Base salary represented 6% of our Chief Executive Officer’s total compensation target and an average of 13% of the total compensation target for our other NEOs. It is the one component of compensation that does not fluctuate with either our Company’s performance and/or the value of our stock.

During the Compensation Committee’s annual review of base salaries for our NEOs for 2021, they considered the competitiveness of each NEO’s pay opportunity relative to comparable positions in the Company’s peer group, the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

In consultation with its independent consultant, the Compensation Committee decided, particularly in light of the pandemic’s continuing impact on the Company’s financial performance, that it would not adjust the base salaries of our NEOs for 2021. Accordingly, our NEOs did not receive an increase to their base salary in 2021, although non-NEO team members generally received salary increases in 2021. Our NEOs’ salaries have remained at the same salary level since the closing of the merger with TSYS in September 2019. Moreover, as a result of the pandemic, our CEO voluntarily chose to forgo 100% of his base salary for the period from April 2020 to December 2020 and each other NEO waived 50% of his base salary for the period from April 2020 through September 2020.

Short-Term Incentive Plan

Under our short-term incentive plan, we provide our NEOs with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives. Our short-term incentive plan provides an opportunity for NEOs to earn variable at-risk cash.

Target Bonus Opportunities

In February 2021, our Compensation Committee determined to continue the following target bonus opportunities for each of the NEOs, expressed as a percentage of base salary, which had been set at the time of the merger with TSYS. These target bonus opportunities were originally approved in September 2019 at the time of the merger with TSYS and were set to ensure market competitive total cash compensation opportunities relative to our peer group.

The Compensation Committee considers adjustments to target bonus opportunities on an annual basis and may do so more frequently upon a change in circumstances.

	Annual Target Bonus Opportunity	% of Base Salary

Jeffrey S. Sloan	$1,750,000	175%

Cameron M. Bready	$805,000	115%

Paul M. Todd	$714,000	105%

Guido F. Sacchi	$575,000	100%

David L. Green	$550,000	100%

Performance Metrics

For 2021, the Compensation Committee allocated the target opportunity under the short-term incentive plan evenly among the following three performance metrics: adjusted EPS, adjusted net revenue and adjusted operating margin. See Appendix A to this proxy statement for a description of the calculation of these measures. We use these performance metrics to set goals for and to determine incentive compensation.

Because these performance metrics are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere in Company filings. For each of these separately-calculated performance metrics, each NEO could earn from 0% to 200% of the target opportunity.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 53

Degree of Performance Attainment	Adjusted EPS Weighted 33%	Adjusted Net Revenue Weighted 33%	Adjusted Operating Margin Weighted 33%	Total Opportunity

Maximum	200%	200%	200%	200%

Target	100%	100%	100%	100%

Threshold	50%	50%	50%	50%

The following table sets forth the range of goals for the performance measures for 2021, our actual performance results and the actual performance payout results.

Performance / Payout	Adjusted EPS	Adjusted Net Revenue (millions)	Adjusted Operating Margin

Performance thresholds:

Maximum	$7.92	$7,721	41.6%

Target	$7.76	$7,645	41.4%

Threshold	$7.22	$7,033	40.9%

Actual 2021 Performance	$8.16	$7,738	41.8%

Actual Performance Payout Results	200%	200%	200%

Consistent with the leadership shown throughout the ongoing pandemic by the board of directors and senior management, the Compensation Committee exercised its discretion to reduce the short term incentive payouts to 100% for each NEO and forgo the remaining cash compensation which would have resulted based on actual performance.

In February 2022, the Compensation Committee granted awards of restricted shares of our common stock to each NEO in an amount equal to the cash compensation which the Compensation Committee reduced in its discretion. Such awards will vest one year from the date of the grant.

Payouts for Short-Term Incentive Plan

The following table summarizes the final-short-term incentive plan payouts for each NEO based on performance in 2021 for each performance metric and actual payout.

Name	Adjusted EPS	Adjusted Net Revenue	Adjusted Operating Margin	Actual Cash Payout	Payout %

Jeffrey S. Sloan	$583,334	$583,333	$583,333	$1,750,000	100%

Cameron M. Bready	$268,334	$268,333	$268,333	$805,000	100%

Paul M. Todd	$238,000	$238,000	$238,000	$714,000	100%

Guido F. Sacchi	$191,666	$191,667	$191,667	$575,000	100%

David L. Green	$183,334	$183,333	$183,333	$550,000	100%

Long-Term Incentive Plan

Each year, we grant long-term incentive awards, which we refer to as LTIs, to our NEOs and other key employees throughout the Company. All LTI grants are made pursuant to our 2011 Amended and Restated Incentive Plan, or the 2011 Incentive Plan, which was last approved at our 2016 annual shareholders meeting. All grants of LTIs to our NEOs were approved by the Compensation Committee and are based on target values consistent with each NEO’s responsibilities, relative to comparable positions in the marketplace. LTIs align the NEOs’ interests with those of the shareholders by linking their compensation to our share price.

In determining the LTI awards for each NEO in early 2021 and increasing the individual NEO’s LTI target opportunity for 2021, the Compensation Committee considered the market data for LTI awards and target total direct compensation opportunities for comparable positions within our peer group, as reflected in the annual F W Cook report, the Compensation Committee’s general assessment of the Chief Executive Officer, and the Chief

54 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Executive Officer’s assessment and recommendations with respect to the other NEOs. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO. The Compensation Committee makes each assessment taking into consideration the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

The target allocation of the February 2021 LTI awards for our NEOs is reflected in the following table:

Name	Performance Units	Stock Options	Restricted Stock	Total

Jeffrey S. Sloan	$7,250,000	$3,625,000	$3,625,000	$14,500,000

Cameron M. Bready	$2,657,500	$1,328,750	$1,328,750	$5,315,000

Paul M. Todd	$1,900,000	$950,000	$950,000	$3,800,000

Guido F. Sacchi	$1,500,000	$750,000	$750,000	$3,000,000

David L. Green	$1,200,000	$600,000	$600,000	$2,400,000

Approximately half of the target allocation of LTIs granted to our NEOs in February 2021 was in the form of performance units (expressed at target), approximately 25% was in the form of stock options, and approximately 25% was in the form of time-based restricted shares of common stock. In determining the appropriate mix of LTIs, the Compensation Committee took into account competitive market practices of peer group companies, its belief that a blend of equity awards has both an incentive and retention effect, and its belief that granting multiple types of LTI awards mitigates compensation risk that may be associated with the use of a single LTI vehicle.

2021 Performance Units

In February 2021, our Compensation Committee granted approximately 50% of the target allocation of the total 2021 LTI awards to our NEOs in performance units. The performance units granted to our NEOs in 2021 may be earned based on the growth of our annual adjusted EPS, as modified at the end of the three-year performance period by the TSR modifier. The maximum payout is four times the target number of the performance units. The minimum payout is zero.

At the beginning of the performance period, both the threshold, target and maximum annual adjusted EPS growth rates and the TSR modifier are set by the Compensation Committee for the entire three-year performance period. The threshold, target and maximum adjusted EPS growth goal for each of the three years in the performance period is determined as a percentage increase over the actual results from the prior year, assuming constant currencies. As a result, payouts for the second and third year of the performance period require sustained growth over the three-year period. Because growth rates are calculated separately for each year in the performance period and are not aggregated over the three-year performance period, the plan allows for a long-term growth goal while recalibrating to actual performance on an annual basis.

The TSR modifier is determined based on the Company’s total shareholder return performance rank relative to the S&P 500 index over the entire three-year performance period. The payout percentage from the achievement of the average adjusted EPS growth rates, as determined above, may be modified up or down by the TSR modifier, to obtain a final payout percentage. This design rewards our NEOs for strong adjusted EPS growth and relative total shareholder return performance.

Earned performance units will convert into unrestricted shares following the third anniversary of the performance unit grant date, provided that the Compensation Committee has previously certified the performance results described above. As a result, there is no payout of the award until the end of the three-year performance period.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 55

The following table summarizes the grant value and target number of performance units to each of the NEOs in 2021.

Name	Target Allocation to Performance Units	Number of Performance Units Granted(1)

Jeffrey S. Sloan	$7,250,000	36,979

Cameron M. Bready	$2,657,500	13,555

Paul M. Todd	$1,900,000	9,691

Guido F. Sacchi	$1,500,000	7,651
David L. Green	$1,200,000	6,121

(1)	The number of units was calculated by taking the target value divided by our share price on the grant date ($196.06).

Stock Options

In February 2021, our Compensation Committee granted approximately 25% of the target 2021 LTI allocation in stock options. Our Compensation Committee believes stock options provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of the Company’s stock appreciates after the grant date. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price previously granted options. The stock options vest in equal installments on each of the first three anniversaries of the grant date. During 2021, the Compensation Committee approved the following stock option grants to the NEOs:

Name	Target Allocation to Stock Options	Number of Stock Options Granted(1)

Jeffrey S. Sloan	$3,625,000	54,933

Cameron M. Bready	$1,328,750	20,136

Paul M. Todd	$950,000	14,397

Guido F. Sacchi	$750,000	11,366

David L. Green	$600,000	9,093

(1)

The number of shares was calculated using the Black-Scholes model on the grant date. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 63 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

Time-Based Restricted Stock

In February 2021, our Compensation Committee granted approximately 25% of the total target 2021 LTI allocation in time-based restricted stock. Our Compensation Committee believes restricted stock provides a retentive element to the long-term incentive program while still maintaining alignment with the long-term interests of our shareholders by tying the value of the awards to the value of our share price. The restricted shares vest in equal installments on each of the first three anniversaries of the grant date.

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Our NEOs received the following number of restricted shares in 2021:

Name	Allocation to Restricted Shares	Number of Restricted Shares Granted(1)

Jeffrey S. Sloan	$3,625,000	18,490

Cameron M. Bready	$1,328,750	6,778

Paul M. Todd	$950,000	4,846

Guido F. Sacchi	$750,000	3,826

David L. Green	$600,000	3,061

(1)	The number of shares was calculated by dividing the dollar value by the share price as of the grant date on February 22, 2021 ($196.06).

Payout of 2019 Performance Units and 2021 Business Performance and Recovery (BP&R) Grants

2019 Performance Units Awards

The 2019 performance units could be earned based on achievement of annual adjusted EPS growth rates, subject to a TSR modifier. The threshold, target and maximum adjusted EPS growth goal for each of the three years in the performance period is determined as a percentage increase over the actual results from the prior year, assuming constant currencies. As a result, payouts for the second and third year of the performance period require sustained growth over the three-year period.

The Compensation Committee did not make any adjustments to the 2020 performance targets as a result of the business disruption from the COVID-19 pandemic. Accordingly, the adjusted EPS growth achievement level for 2019 was 300%, 2020 was 0% and 2021 was 300%, resulting in an average adjusted EPS growth achievement level of 200% for the three-year 2019-2021 performance period, instead of the 300% level to which the Company was tracking prior to the pandemic. The three-year TSR performance for the period resulted in a 50% payout reduction.

The 2019 performance units were thus earned at 100% of target, as follows:

Name	Shares Earned at End of Performance Period	Value when Earned(1)

Jeffrey S. Sloan	42,896	$5,798,681

Cameron M. Bready	12,674	$1,713,271

Guido F. Sacchi	6,825	$922,604

David L. Green	5,167	$698,475

(1)	Reflects the total value based upon the closing share price of $135.18 on December 31, 2021.

*	Mr. Todd was not employed with the Company at the time of the 2019 performance unit grant.

2021 BP&R Performance Units Awards

In February 2021, as previously described in our proxy statement for the 2021 annual shareholder meeting, the Compensation Committee granted one-time business performance and recovery awards in the form of performance unit awards to our NEOs (which we refer to as “BP&R performance units”) and service-based restricted stock awards to the rest of senior management in recognition of the leadership provided by senior management in navigating the Company through the pandemic and resulting economic crisis in 2020, and the need to maintain stability and incentivize and retain senior management to lead the Company as the pandemic continues.

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The BP&R performance units could be earned based on the achievement of an adjusted free cash flow (a non-GAAP metric) target for 2021, directly linking any payout under the awards to management’s ability to demonstrate the Company’s continuing economic recovery from the pandemic and value creation (see Appendix A to this proxy statement for a description of the calculation of this measure). The maximum payout is the target number of shares and the minimum payout is zero. The Compensation Committee sought to increase the retentive value of such awards for our NEOs and determined that the vesting of such awards will not accelerate upon a NEO’s retirement under his employment agreement.

For 2021, the Company exceeded the adjusted free cash flow metric, and, in February 2022, the Compensation Committee certified the performance for the BP&R performance units awards at 100% as set forth below. The awards converted into restricted shares of our common stock on the first anniversary of the grant date, with one-third vesting as of such date and the remaining two-thirds vesting ratably over the ensuing two years.

These awards were fully described in the Company’s 2021 proxy statement and, as referenced above, the Company’s shareholders overwhelmingly supported the Company’s compensation program at last year’s shareholder meeting, with over 95% voting in favor.

Name	Shares Earned at End of Performance Period	Value when Earned(1)

Jeffrey S. Sloan	27,200	$3,676,896

Cameron M. Bready	12,887	$1,742,065

Paul M. Todd	6,872	$928,957

Guido F. Sacchi	7,948	$1,074,411

David L. Green	6,652	$899,217

(1)	Reflects the total value based upon the closing share price of $135.18 on December 31, 2021.

Payout of 2019 Synergy Performance Units

The 2019 synergy performance units could be earned based on the achievement of synergy goals set by our Compensation Committee for the three-year performance period from September 18, 2019 to September 18, 2022. The number of shares issued, if any, would be based on the Company’s achievement of target cost synergies of at least $350 million and target revenue synergies of at least $125 million. The resulting payout multiple for cost synergies and revenue synergies would be averaged together to determine the payout multiple applied to the target award, and will range from 0% to 200% of target for our Chief Executive Officer and 0% to 300% of target for our other NEOs and other members of senior management who received synergy performance units. However, if target performance is not achieved for either cost synergies or revenue synergies, then the payout multiple applied to the target award will be capped at a maximum of 100% of target.

The Compensation Committee did not make any adjustments to the performance targets or the timing to achieve such targets as a result of the business disruption from the COVID-19 pandemic. Even with the business disruption from the pandemic, the synergy goals were met and exceeded in advance of the completion of the performance period. Accordingly, the Compensation Committee certified the achievement of the synergy goals at the maximum level, as verified by an independent accounting firm, and accelerated the vesting of the synergy performance units to August 3, 2021 for all members of senior management who received synergy performance units, including our NEOs. As a result, for our NEOs, the performance units converted to restricted shares of our common stock, with one-half vesting on that date and the remaining shares to vest on August 3, 2022.

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The 2019 synergy performance units were earned at the maximum payout of 200% of target for the CEO and 300% of target for the other NEOs, as follows:

Name	Shares Earned at End of Performance Period	Value when Earned(1)

Jeffrey S. Sloan	54,762	$9,285,992

Cameron M. Bready	73,017	$12,381,493

Paul M. Todd	36,510	$6,191,001

Guido F. Sacchi	36,510	$6,191,001

David L. Green	36,510	$6,191,001

(1)	Reflects the total value based upon the closing share price of $169.57 on August 3, 2021.

Other Benefits

Other perquisites are provided to help our NEOs be more productive and efficient and as a competitive compensation measure. They are limited in amount and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning, access to an executive health program and personal use of the Company airplane. Annual NEO personal use of the plane is capped at 50 hours of flight time for the Chief Executive Officer, 25 hours of flight time for the President and Chief Operating Officer, and 15 hours for all other NEOs. To the extent an NEO or other employee uses the Company’s plane for personal travel without reimbursement to the Company, they are imputed compensation for tax purposes based on the Standard Industry Fare Level rates that are published by the IRS.

Our NEOs are eligible to participate in our non-qualified deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other eligible forms of compensation. In 2021, none of our NEOs made any contributions to or withdrawals from the deferred compensation plan. In addition, the NEOs are eligible for a 401(k) restoration program in which a participant will continue to receive company match once they contribute annually 5% of eligible pay up to the IRS income limit. The restoration Company match, which is contributed into the non-qualified deferred compensation plan, has a three-year cliff vesting restriction for all NEOs. See “Compensation of Named Executive Officers — Non-Qualified Deferred Compensation Plan” on page 69 for more detail regarding the plan.

Employment Agreements

We are party to an employment agreement with each of our NEOs. These employment agreements provide benefits to our Company that, we believe, are necessary in order to attract and retain highly-qualified executives. Each NEO has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of generally 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the NEO, but we do not provide for any excise tax gross-ups.

How Compensation Decisions Are Made

Objectives of Compensation Policies

Our Compensation Committee designs and at least annually reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to maintain a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 59

•	deliver an externally competitive and transparent total compensation structure; and

•	align the interests of our NEOs with our shareholders.

In order to achieve these results, our Compensation Committee believes our program must:

•	provide our NEOs with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•	provide variable, at-risk and performance-based incentive award opportunities that are payable only if specific goals are achieved;

•	provide significant upside opportunities for outstanding performance;

•	align our NEOs’ interests with those of our shareholders by making stock-based incentives a core element of our NEOs’ compensation; and

•	protect our competitive position by prohibiting our NEOs from competing with our Company for a specified period of time following termination of employment.

Our Compensation Committee also considers and assesses potential risk and risk mitigation factors in our compensation program. For 2021, our Compensation Committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our NEOs, and are not reasonably likely to have a material adverse effect on our Company.

Role of the Independent Compensation Consultant

Our Compensation Committee retained FW Cook as its independent compensation consultant. The Compensation Committee assessed the independence of FW Cook and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules, and determined that FW Cook is independent. FW Cook took guidance from and reported directly to the Compensation Committee. FW Cook advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2021. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for 2021, FW Cook performed the following services:

•

Conducted market reviews and analyses for our NEOs to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Assessed the overall retention value of outstanding equity for our NEOs as well as CEO pay relative to company performance;

•	Reported on benchmarking practices of companies making updates to their executive compensation practices in light of COVID-19; and

•	Attended Compensation Committee meetings, as requested by the committee, to discuss these items.

All services performed for us by FW Cook during 2021 were related to executive and non-employee director compensation.

Market Data

Our Compensation Committee considers the compensation programs and practices and resulting NEO compensation opportunities and levels of selected other companies to assist it in setting our NEOs’ compensation to ensure that it remains competitive. The companies in the peer group were chosen, in consultation with FW Cook, because (i) each company in the peer group is in the technology industry; (ii) each company in the peer group is publicly traded; (iii) at the time the peer group was constructed, our revenues and market cap were near the median of the group as a whole; and (iv) we compete for talent with many of these companies.

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•   Adobe Inc.

•   Alliance Data Systems Corporation

•   Automatic Data Processing, Inc.

•   Broadridge Financial Solutions, Inc.

•   Cognizant Technology Solutions Corporation

•   Equifax Inc.

•   Fidelity National Information Services, Inc.

•   Fiserv, Inc.

•   FleetCor Technologies, Inc.

• Intercontinental Exchange • Intuit, Inc. • Mastercard Inc. • Paychex, Inc. • PayPal Holdings, Inc. • Salesforce.com, Inc. • Verisk Analytics, Inc. • VMware, Inc.

The current peer group was selected in 2019 following our merger with TSYS. In 2021 FW Cook conducted a review based on the above criteria and recommended no changes to the peer group for 2022. In connection with the Compensation Committee setting NEO compensation for 2021, FW Cook collected and analyzed comprehensive market data. FW Cook presented market figures representing competitive ranges for base salary, target short-term incentive opportunity, and long-term incentive opportunity.

Role of Named Executive Officers

In 2021, our Chief Executive Officer developed compensation recommendations for the NEOs based on market data supplied by FW Cook, our Company’s performance relative to goals approved by the Compensation Committee and other individual contributions to our performance. FW Cook examined market data from our peer group and analyzed compensation for comparable positions to those of our NEOs. The Compensation Committee considered the Chief Executive Officer’s recommendations, in conjunction with the counsel of FW Cook and the market data, in determining the compensation elements for these NEOs. In considering the FW Cook report, the Compensation Committee primarily considered and reviewed the median level of compensation within the peer group. In setting actual compensation levels for our NEOs, however, the Compensation Committee did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process. The Compensation Committee determined all aspects of Mr. Sloan’s compensation as Chief Executive Officer in consultation with FW Cook. Mr. Sloan did not participate in the Compensation Committee’s determination of his compensation.

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees shortly after the public disclosure of either the Company’s fourth quarter earnings release or the filing of the Company’s annual report, based upon the closing price of our common stock on the grant date. From time to time, our Compensation Committee may approve supplemental or other non-recurring grants outside of our annual compensation program.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our NEOs and other members of senior management to foster equity ownership and align the interests of our management team, including our NEOs, with our shareholders. More specifically, within three years of his or her initial appointment to the position, the executive is expected to beneficially own at least the number of shares as follows:

•	For the Chief Executive Officer: equal to 600% of his or her base salary;

•	For the President: equal to 400% of his or her base salary;

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•	For the Chief Financial Officer and all other NEOs: equal to 300% of his or her base salary; and

•	For other select members of senior management: equal to 200% — 300% of his or her base salary.

Additionally, each NEO is required to hold such shares until the NEO has met the applicable ownership guideline. Each of our NEOs was in compliance with the stock ownership guidelines as of the record date.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

Report of Compensation Committee Members

The members of the Compensation Committee have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for 2021.

COMPENSATION COMMITTEE MEMBERS

John G. Bruno (Chair)

Kris Cloninger III

William I Jacobs

Joia M. Johnson

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Compensation of Named Executive Officers

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during 2021, 2020, and 2019.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation(5)	Total
Jeffrey S. Sloan	2021	$1,000,000	$16,804,925	$3,625,029	$1,750,000	$138,439	$23,318,393
Chief Executive Officer	2020	$269,231	$11,690,665	$3,375,030	$0	$182,346	$15,517,272
	2019	$1,000,000	$14,045,285	$2,750,022	$2,560,000	$146,789	$20,502,096
Cameron M. Bready	2021	$700,000	$6,731,891	$1,328,775	$805,000	$85,002	$9,650,968
President and Chief Operating Officer	2020	$525,000	$5,046,495	$1,312,506	$0	$97,766	$6,981,767
	2019	$623,269	$6,820,333	$812,513	$1,113,832	$75,859	$9,445,796
Paul M. Todd	2021	$680,000	$4,353,861	$950,058	$714,000	$53,474	$6,751,393
Senior EVP and Chief Financial Officer	2020	$510,000	$3,891,107	$950,002	$0	$88,167	$5,439,276
	2019	$188,164	$2,000,140	—	$316,116	$60,844	$2,565,264
Guido F. Sacchi	2021	$575,000	$3,931,953	$750,042	$575,000	$65,053	$5,897,048
Senior EVP and Chief Information Officer	2020	$431,250	$2,631,746	$687,545	$0	$89,139	$3,839,680
	2019	$531,154	$3,518,903	$437,501	$850,565	$67,761	$5,405,884
David L. Green	2021	$550,000	$3,203,207	$600,047	$550,000	$64,164	$4,967,418
Senior EVP, General Counsel and Corporate Secretary	2020	$412,500	$2,018,628	$525,024	$0	$71,685	$3,027,837
	2019	$520,769	$3,149,964	$331,254	$774,690	$63,913	$4,840,590

(1)

For 2020, this column reflects the voluntary 50% base salary reductions for our NEOs, other than Mr. Sloan, for the period from April 2020 through September 2020, and a voluntary 100% reduction in Mr. Sloan’s base salary for the period from April 2020 through December 2020.

(2)

This column reflects the aggregate grant date fair value of (i) awards of time-based restricted shares of our common stock and (ii) awards of performance units (including synergy performance units granted during 2019 and the one-time award of BP&R performance units granted in 2021). The aggregate grant date fair value of the BP&R performance units granted in 2021 and the synergy performance units granted in 2019 was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures.

The grant date fair value of the performance units granted in 2021, 2020 and 2019 was calculated using the Monte Carlo model. The calculation for the grant date fair value of the 2021 performance units incorporated the following assumptions:

Grant Date	Performance Period End Date	Expected Term (years)	Expected Volatility	Risk-Free Interest Rate	Expected Dividend Yield
2/22/2021	12/31/2023	2.85	37.91%	0.20%	0.40%

The Company used its historical share prices as the basis for the volatility assumptions. The risk-free interest rates were based on U.S. Treasury rates in effect at the time of grant. The expected term was based on the time remaining in the performance period on the grant date.

The tables below set forth the target grant date fair value and the maximum grant date fair value, assuming that the highest levels of performance conditions were achieved, for all performance-based awards granted during 2021, 2020 and 2019, for which an amount less than the maximum is reflected in the table above.

	2021 Performance Units		2021 BP&R Performance Units(a)
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance	Grant Date Fair Value at Target	Value Assuming Highest Performance

Jeffrey S. Sloan	$7,846,944	$31,387,775	$5,332,832	$5,332,832

Cameron M. Bready	$2,876,371	$11,505,484	$2,526,625	$2,526,625

Paul M. Todd	$2,056,430	$8,225,721	$1,347,324	$1,347,324

Guido F. Sacchi	$1,623,542	$6,494,169	$1,558,285	$1,558,285

David L. Green	$1,298,876	$5,195,505	$1,304,091	$1,304,091

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(a)

The BP&R performance goal for 2021 was met. Accordingly, the Compensation Committee certified the achievement of the BP&R performance goal at 100%. The awards converted into restricted shares of our common stock on the first anniversary of the grant date, with one-third vesting as of such date and the remaining two-thirds vesting ratably over the ensuing two years.

	2020 Performance Units
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance

Jeffrey S. Sloan	$8,315,592	$33,262,368

Cameron M. Bready	$3,233,896	$12,935,584

Paul Todd	$2,340,859	$9,363,436

Guido F. Sacchi	$1,693,981	$6,775,924

David L. Green	$1,293,509	$5,174,036

	2019 Performance Units		2019 Synergy Performance Units(b)
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance	Grant Date Fair Value at Target	Value Assuming Highest Performance

Jeffrey S. Sloan	$6,795,155	$27,180,621	$4,500,067	$9,000,135

Cameron M. Bready	$2,007,688	$8,030,753	$4,000,115	$12,000,344

Paul M. Todd*	—	—	$2,000,140	$6,000,419

Guido F. Sacchi	$1,081,148	$4,324,593	$2,000,140	$6,000,419

David L. Green	$818,504	$3,274,018	$2,000,140	$6,000,419

*	Mr. Todd was not employed with the Company at the time of the 2019 performance unit grant.

(b)

The synergy goals for the performance period beginning September 2019 through September 2022 were met and exceeded in advance of the completion of the performance period. Accordingly, the Compensation Committee certified the achievement of the synergy goals at the maximum level, as verified by an independent accounting firm, and accelerated the vesting of the synergy performance units. All of the earned units were converted into restricted shares of our common stock, with one-half vesting on August 3, 2021 and the remaining shares to vest on August 3, 2022. See “Payout of TSYS Synergy Units” on page 58.

(3)

This column reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The grant date fair values were calculated using the Black-Scholes valuation model. The assumptions used in determining the Black-Scholes value are provided in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)	This column reflects cash payouts under our short-term incentive plan.

(5)	This column includes the following compensation components for 2021:

Name	Company Contributions to 401(K) Plans	Company Contributions to Non-Qualified Deferred Compensation Plan	Financial Planning Services	Other Perquisites and Personal Benefits(a)	Total

Jeffrey S. Sloan	$14,500	$34,731	$22,710	$66,498	$138,439

Cameron M. Bready	$14,500	$20,500	$18,305	$31,697	$85,002

Paul M. Todd	$14,500	$19,500	—	$19,474	$53,474

Guido F. Sacchi	$14,500	$14,250	$18,305	$17,998	$65,053

David L. Green	$14,500	$13,000	$18,305	$18,359	$64,164

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(a)

These perquisites and personal benefits consist of compensation related to personal usage of the Company airplane. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit. For compensation reporting purposes, we valued the incremental cost of the personal use of the aircraft based on the variable costs incurred by the Company, which include (i) landing, ramp and parking fees and expenses; (ii) crew travel expenses; (iii) supplies and catering, (iv) aircraft fuel and oil expense; (v) any customs, foreign permit and similar fees; (vi) crew travel; (vii) passenger ground transportation; and (viii) maintenance fees and expenses associated with the plane. The incremental cost of the use of the airplane does not include any costs that would have been incurred by the Company whether or not the personal trip was taken.

Grants of Plan-Based Awards in 2021

The following table sets forth information concerning grants of plan-based awards during 2021 to the NEOs, all of which were made pursuant to our 2011 Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan
Cash	2/22/2021	$875,000	$1,750,000	$3,500,000
Performance units	2/22/2021				9,245	36,979	147,916				$7,846,944
BP&R performance units	2/22/2021				—	27,200	27,200				$5,332,832
Restricted shares	2/22/2021							18,490			$3,625,149
Stock options	2/22/2021								54,933	$196.06	$3,625,029
Cameron M. Bready
Cash	2/22/2021	$402,500	$805,000	$1,610,000
Performance units	2/22/2021				3,389	13,555	54,220				$2,876,371
BP&R performance units	2/22/2021				—	12,887	12,887				$2,526,625
Restricted shares	2/22/2021							6,778			$1,328,895
Stock options	2/22/2021								20,136	$196.06	$1,328,775
Paul M. Todd
Cash	2/22/2021	$357,000	$714,000	$1,428,000
Performance units	2/22/2021				2,423	9,691	38,764				$2,056,430
BP&R performance units	2/22/2021				—	6,872	6,872				$1,347,324
Restricted shares	2/22/2021							4,846			$950,107
Stock options	2/22/2021								14,397	$196.06	$950,058
Guido F. Sacchi
Cash	2/22/2021	$287,500	$575,000	$1,150,000
Performance units	2/22/2021				1,913	7,651	30,604				$1,623,542
BP&R performance units	2/22/2021				—	7,948	7,948				$1,558,285
Restricted shares	2/22/2021							3,826			$750,126
Stock options	2/22/2021								11,366	$196.06	$750,042
David L. Green
Cash	2/22/2021	$275,000	$550,000	$1,100,000
Performance units	2/22/2021				1,530	6,121	24,484				$1,298,876
BP&R performance units	2/22/2021				—	6,652	6,652				$1,304,191
Restricted shares	2/22/2021							3,061			$600,140
Stock options	2/22/2021								9,093	$196.06	$600,047

(1)

These columns reflect the threshold, target and maximum annual cash incentive opportunities under our short-term incentive plan approved by the Compensation Committee. At the time of the filing of this proxy statement, the actual results of our non-equity incentive plan were certified, and our NEOs received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These columns reflect the number of estimated future payouts of performance units granted in 2021 based on threshold, target and maximum award opportunities, and the one-time award of the 2021 BP&R performance units.

For purposes of the performance units granted in 2021, after a three-year performance period, our Compensation Committee will certify the results and determine the number of performance units that have been earned, if any. Thereafter, all of the performance units will convert to unrestricted shares.

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The BP&R performance units are earned based on an adjusted free cash flow target for 2021. The Compensation Committee certified the achievement of the performance goal in February 2022, and the awards converted to restricted shares of our common stock on the first anniversary of the grant date, with one-third vesting as of such date and the remaining two-thirds vesting ratably over the ensuing two years.

The NEOs do not have the right to vote the underlying shares, and dividends are not payable or otherwise accrued to the NEOs until the units are converted into a stock grant at the end of the applicable performance period and committee certification. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders.

(3)	This column reflects the number of restricted shares granted in 2021 that will vest in equal installments on each of the first three anniversaries of the grant date.

(4)	This column represents the number of stock options granted in 2021 that will vest in equal installments on each of the first three anniversaries of the grant date.

(5)

This column represents the aggregate grant date fair value of equity awards granted in 2021, calculated in accordance with the Monte Carlo model with respect to the regular annual grant performance units and, the one-time award of BP&R performance units, calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures.

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Outstanding Equity Awards at December 31, 2021

The following table provides the outstanding equity awards at December 31, 2021 for each of the NEOs.

		Option Awards				Stock Awards
Name	Grant/ Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Sloan	7/29/2016	36,676	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	63,345	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	53,435	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	46,296	23,149	$128.22	2/25/2029	—		—	—		—
	2/24/2020	20,510	41,022	$200.42	2/24/2030	—		—	—		—
	2/22/2021	—	54,933	$196.06	2/22/2031	—		—	—		—
	2/25/2019	—	—	—	—	7,150	(3)	$966,537	—		—
	2/24/2020	—	—	—	—	11,227	(3)	$1,517,666	—		—
	2/22/2021	—	—	—	—	18,490	(3)	$2,499,478	—		—
	2/25/2019	—	—	—	—	—		—	42,896	(4)	$5,798,681
	9/18/2019	—	—	—	—	—		—	27,382	(5)	$3,701,499
	2/24/2020	—	—	—	—	—		—	44,906	(6)	$6,070,393
	2/22/2021	—	—	—	—	—		—	61,633	(7)	$8,331,549
	2/22/2021	—	—	—	—	—		—	27,200	(8)	$3,676,896

Total		220,262	119,104			36,867		$4,983,681	204,017		$27,579,018

Cameron M. Bready	7/30/2015	3,780	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	9,703	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	16,270	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	13,038	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	13,678	6,840	$128.22	2/25/2029	—		—	—		—
	2/24/2020	7,976	15,953	$200.42	2/24/2030	—		—	—		—
	2/22/2021	—	20,136	$196.06	2/22/2031	—		—	—		—
	2/25/2019	—	—	—	—	2,113	(3)	$285,635	—		—
	2/24/2020	—	—	—	—	6,030	(3)	$815,135	—		—
	2/22/2021	—	—	—	—	6,778	(3)	$916,250	—		—
	2/25/2019	—	—	—	—	—		—	12,674	(4)	$1,713,271
	9/18/2019	—	—	—	—	—		—	36,510	(5)	$4,935,422
	2/24/2020	—	—	—	—	—		—	17,464	(6)	$2,360,784
	2/22/2021	—	—	—	—	—		—	22,592	(7)	$3,053,987
	2/22/2021	—	—	—	—	—		—	12,887	(8)	$1,742,065

Total		64,445	42,929	—	—	14,921		$2,017,020	102,127		$13,805,529

Paul M. Todd	2/24/2020	5,773	11,547	$200.42	2/24/2030	—		—	—		—
	2/22/2021	—	14,397	$196.06	2/24/2031	—		—	—		—
	2/24/2020	—	—	—	—	5,157	(3)	$697,123	—		—
	2/22/2021	—	—	—	—	4,846	(3)	$655,082	—		—
	9/18/2019	—	—	—	—	—		—	18,255	(5)	$2,467,711
	2/24/2020	—	—	—	—	—		—	12,641	(6)	$1,708,810
	2/22/2021	—	—	—	—	—		—	16,152	(7)	$2,183,427
	2/22/2021	—	—	—	—	—		—	6,872	(8)	$928,957

Total		5,773	25,944			10,003		$1,352,205	53,920		$7,288,905

Guido Sacchi	7/30/2015	4,220	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	6,382	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	10,695	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	9,975	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	7,365	3,683	$128.22	2/25/2029	—		—	—		—
	2/24/2020	4,178	8,357	$200.42	2/24/2030	—		—	—		—
	2/22/2021	—	11,366	$196.06	2/22/2031	—		—	—		—
	2/25/2019	—	—	—	—	1,138	(3)	$153,835	—		—
	2/24/2020	—	—	—	—	3,120	(3)	$421,762	—		—
	2/22/2021	—	—	—	—	3,826	(3)	$517,199	—		—
	2/25/2019	—	—	—	—	—		—	6,825	(4)	$922,604
	9/18/2019	—	—	—	—	—		—	18,255	(5)	$2,467,711
	2/24/2020	—	—	—	—	—		—	9,148	(6)	$1,236,637
	2/22/2021	—	—	—	—	—		—	12,752	(7)	$1,723,815
	2/22/2021	—	—	—	—	—		—	7,948	(8)	$1,074,411

Total		42,815	23,406			8,084		$1,092,796	54,928		$7,425,168

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 67

		Option Awards				Stock Awards
Name	Grant/ Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David L. Green	7/30/2015	11,868	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	5,635	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	9,418	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	7,837	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	5,576	2,789	$128.22	2/25/2029	—		—	—		—
	2/24/2020	3,190	6,382	$200.42	2/24/2030	—		—	—		—
	2/22/2021	—	9,093	$196.06	2/22/2031	—		—	—		—
	2/25/2019	—	—	—	—	862	(3)	$116,525	—		—
	2/24/2020	—	—	—	—	2,412	(3)	$326,054	—		—
	2/22/2021	—	—	—	—	3,061	(3)	$413,786	—		—
	2/25/2019	—	—	—	—	—		—	5,167	(4)	$698,475
	9/18/2019	—	—	—	—	—		—	18,255	(5)	$2,467,711
	2/24/2020	—	—	—	—	—		—	6,985	(6)	$944,232
	2/22/2021	—	—	—	—	—		—	10,202	(7)	$1,379,106
	2/22/2021	—	—	—	—	—		—	6,652	(8)	$899,217

Total		43,524	18,264			6,335		$856,365	47,261		$6,388,741

(1)	All stock options were granted pursuant to our 2011 Incentive Plan and vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Market value is calculated based on the closing price of our common stock on December 31, 2021 of $135.18.

(3)	Represents shares of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date.

(4)

Represents performance units granted in 2019. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three-year performance period ended December 31, 2021, as may be further adjusted based on the TSR modifier. The final percentage of performance units earned is determined as the average of each of the three annual adjusted EPS payout percentages (as a percent of target) and then multiplied by the TSR modifier. The earned units converted into unrestricted shares on the third anniversary of the performance unit grant date, February 25, 2022, following the Compensation Committee certification of the performance results described above. In accordance with SEC rules, the number of performance units reflected in the table is based on actual achievement at the payout level of 100%, based on actual adjusted EPS during 2019, 2020, and 2021 and modified based on actual TSR for the three-year performance period. See the “Payout of 2019 Performance Units” section of the Compensation Discussion and Analysis for additional information.

(5)

Represents one-half of the synergy performance units granted in 2019 in connection with the merger with TSYS as a non-recurring, supplemental award that were earned in August 2021. The synergy performance units are earned based upon the achievement of pre-established synergy goals set by our Compensation Committee for the three-year performance period from September 18, 2019 to September 18, 2022. The number of shares issued are based on the Company’s achievement of cost synergies of at least $350 million and revenue synergies of at least $125 million. These goals were met and exceeded in advance of the completion of the performance period. Therefore, the Compensation Committee certified the results early and accelerated the vesting of the synergy units to August 2021. The resulting payout multiple for cost synergies and revenue synergies would be averaged together to determine the payout multiple applied to the target award, and resulted in a 200% payout for our Chief Executive Officer and 300% payout for our other NEOs. All of the earned units were converted into restricted shares of our common stock, with one-half vesting on August 3, 2021 and the remaining shares to vest on August 3, 2022. In accordance with SEC rules, the number of synergy performance units reflected in the table is based on actual achievement at the maximum performance level.

(6)

Represents performance units granted during 2020. These performance units are earned based on the same calculation as the performance units granted in 2019, with a performance period ending December 31, 2022. In accordance with SEC rules, the number of performance units reflected in the table is based on an assumed achievement at the payout level of 133.33%, based on actual adjusted EPS during 2020 and 2021 and no modification of such payout based on actual TSR for the three-year performance period.

(7)

Represents performance units granted during 2021. These performance units are earned based on the same calculation as the performance units granted in 2019, with a performance period ending December 31, 2023.

68 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

In accordance with SEC rules, the number of performance units reflected in the table is based on an assumed achievement at the payout level of 166.67%, based on actual adjusted EPS during 2021 and no modification of such payout based on actual TSR for the three-year performance period.

(8)

Represents the BP&R performance units granted during 2021 as a one-time award. These performance units are earned based on adjusted free cash flow target for 2021. The Compensation Committee certified the achievement of the performance goal, and the awards converted to restricted shares of our common stock on the first anniversary of the grant date, with one-third vesting as of such date and the remaining two-thirds vesting ratably over the ensuing two years. In accordance with SEC rules, the number of performance units reflected in the table is based on the actual achievement at the payout level of 100%. See the “Payout of 2019 Fiscal Year Performance Units and 2021 Business Performance and Recovery (BP&R) Performance Units Grants” section of the Compensation Discussion and Analysis for additional information.

Stock Options Exercised and Stock Vested during 2021

The following table provides information on options exercised and stock awards that vested in 2021. The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Jeffrey S. Sloan	—	—	153,522	$29,618,717

Cameron M. Bready	—	—	69,486	$12,730,264

Paul M. Todd	55,714	$8,343,790	30,053	$4,934,312

Guido F. Sacchi	—	—	40,982	$7,603,442

David L. Green	—	—	36,002	$6,615,794

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Includes shares acquired on the vesting of (i) restricted stock awards; (ii) performance units granted in 2019; and (iii) synergy performance units granted in 2019.

(3)	Represents the fair market value of the shares on the vesting date.

Non-Qualified Deferred Compensation Plan

Our NEOs are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the deferred compensation plan.

The following table provides information on deferred compensation under the deferred compensation plan for each NEO during 2021. None of our NEOs contributed to the deferred compensation plan during 2021. NEOs are eligible for the 401(k) restoration program in which a participant will continue to receive a company match once they have reached the IRS income limit and are contributing on average annually 5% to the 401(k) plan. The Company match is contributed into the non-qualified deferred compensation plan and has a three-year cliff vesting restriction for all NEOs. The Company match is included in the summary compensation table above. Aggregate earnings (Iosses) are not includible in the summary compensation table above because they were not above-market or preferential earnings. The aggregate balance includes amounts previously reported in the summary compensation table above in the previous years when earned if the NEO’s compensation was required to be disclosed in a previous year.

Name	Company Contribution in 2021(1)	Aggregate Earnings (Losses) in 2021	Aggregate Balance at December 31, 2021

Jeffrey S. Sloan	$34,731	$52,903	$417,179

Cameron M. Bready	$20,500	$1,444	$99,556

Paul M. Todd	$19,500	$61,781	$434,237

Guido F. Sacchi	$14,250	$863	$75,324

David L. Green	$13,000	$767	$69,736

(1)	The Company contribution was earned as of December 31, 2021 and will be deposited in the NEOs’ deferred compensation plan account in 2022. This contribution will vest on December 31, 2024.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 69

Pursuant to the deferred compensation plan, participants are permitted to elect to defer up to 100% of their base salary and other eligible forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Pension Benefits

We maintain a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility criteria. The retirement plan was closed to new participants beginning June 1, 1998, and none of our NEOs were hired before that date.

Potential Payments upon Termination, Retirement or Change in Control

This section describes the post-employment benefits that each of our NEOs would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

Employment Agreements with Our Named Executive Officers

The employment agreements with each NEO are for an initial term of three years following the completion of the merger with TSYS and are automatically extended for one additional year on the second anniversary of the closing of the merger with TSYS and each anniversary thereafter unless either party provides notice of non-renewal before such anniversary date. The initial term of each employment agreement is until September 18, 2022, and, as set forth above, each employment agreement has been automatically extended to September 18, 2023.

Each of these agreements prohibits the NEO from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the separation date. In addition, if the NEO’s employment is terminated by the Company or the NEO, the NEO has agreed not to compete with us generally for a period of 24 months. The non-compete does not apply if the NEO’s employment is terminated as a result of the Company’s decision not to extend the employment agreement.

The employment agreements with the NEOs may be terminated by us at any time for “cause” (as defined below) or for no reason or by the NEO with or without “good reason” (as defined below). The employment agreements will also terminate upon the NEO’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the NEO will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code. “Cause,” as defined in the employment agreements, generally means (i) the failure by the NEO to perform substantially his responsibilities after delivery of notice and a cure period of ten business days, (ii) engagement in any fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the NEO’s ability to perform or the use of illegal drugs, (iv) violation of laws or Company policies regarding employment discrimination, harassment, conflicts of interest, retaliation, competition with our Company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) commission of or conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty or other moral turpitude. In the case of Mr. Sloan, any determination of “Cause” requires a finding that such circumstances exist by not less than a majority (or, following a transaction constituting a change in control, not less than three-quarters) of the board.

70 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

“Good Reason,” as defined in the employment agreements, generally means (a) a material adverse reduction in position, duties or responsibilities, (b) in the case of Mr. Sloan, a change such that he no longer reports directly and exclusively to the board, (c) a reduction of the NEO’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits (in each case, unless such reduction is made to similarly situated senior executives), (d) a failure of our Company to require a successor-in-interest to agree to perform our obligations under the employment agreement, (e) relocation from the Atlanta, Georgia metropolitan area (in the case of Messrs. Sloan, Bready, Sacchi and Green) or from the Columbus, Georgia metropolitan area, other than a relocation to Atlanta, Georgia (in the case of Mr. Todd), or (f) material breach by the Company of the employment agreement.

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control.    If, prior to a change in control or on or after the second anniversary of a change in control, the NEO’s employment is terminated by us without cause or the NEO resigns for good reason, the NEO will be entitled to the following payments and benefits:

•	Accrued salary and benefits through the separation date.

•

Continued payments of the NEO’s base salary for 24 months (in the case of Mr. Sloan) or 18 months (in the case of the other NEOs), in each case provided that the NEO does not violate any restrictive covenants.

•	A prorated annual incentive bonus for the year in which the termination occurs, based on actual performance against certified pre-established bonus targets.

•

An additional cash payment equal to 2x (in the case of Mr. Sloan) or 1.5x (in the case of the other NEOs) the NEO’s target annual bonus opportunity, payable nine months after the separation date, provided that the NEO does not violate any restrictive covenants.

•	A lump sum cash payment equal to 18 months of the NEO’s COBRA premiums, payable within 60 days following separation.

•

All of the NEO’s restricted stock and stock options granted following the closing of the merger with TSYS and exercisable within 24 months as of the separation date, will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

•

The NEO’s performance units granted following the closing of the merger with TSYS will vest pro-rata based on target performance (if termination occurs in the first year of the applicable performance cycle) or actual performance (if termination occurs after the first year of the applicable performance cycle). With respect to Messrs. Sloan, Bready, and Green and Dr. Sacchi, any such awards granted prior to the closing of the merger with TSYS will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance period in which the separation date falls, the NEO will receive 50% of the number of shares that would have vested based on actual performance.

•

With respect to Messrs. Sloan, Bready, and Green and Dr. Sacchi, restricted stock awards granted prior to the closing of the merger with TSYS will vest as of the separation date, and stock options granted prior to the closing of the merger with TSYS that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the separation date.

•

With respect to Mr. Todd’s stock options, restricted stock unit awards and performance share awards granted prior to the closing of the merger with TSYS, such awards were converted pursuant to the terms of the merger agreement into (a) in the case of Mr. Todd’s TSYS stock options, Company stock options and (b) in the case of Mr. Todd’s TSYS restricted stock unit awards and performance share awards, Company restricted stock unit awards. Such awards remained subject to the same terms and conditions (including vesting and payment terms) as applied to Mr. Todd’s corresponding TSYS awards immediately prior to the closing of the merger. Therefore, upon a termination of employment not related to a change in control, Mr. Todd would not be entitled to additional vesting with respect to such equity awards which were granted prior to the closing of the merger with TSYS.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 71

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control.     If, within 24 months after a change in control, the NEO’s employment is terminated by us without cause or the NEO resigns for good reason, the NEO will be entitled to the following benefits:

•	Accrued salary and benefits through the separation date.

•

A cash payment equal to 3x (in the case of Mr. Sloan) or 2x (in the case of the other NEOs) the amount of the NEO’s then-current base salary as a lump sum payment or payments, provided that the NEO does not violate any restrictive covenants.

•

A prorated annual incentive bonus for the year in which the termination occurs based on (a) the NEO’s then-current target bonus opportunity, if the separation date occurs before the end of the year in which the change of control occurred, or (b) the actual amount earned based on certified results, if the separation date occurs during a year that began after the change in control occurred.

•

A cash payment equal to 3x (in the case of Mr. Sloan) or 2x (in the case of the other NEOs) of the amount of the NEO’s then-current target bonus opportunity, payable nine months after the separation date, provided that the NEO does not violate any restrictive covenants.

•	A lump sum cash payment equal to 18 months of the NEO’s COBRA premiums, payable within 60 days following separation.

•

All of the NEO’s restricted stock and stock options granted following the closing of the merger with TSYS (and, with respect to Messrs. Sloan, Bready, and Green and Dr. Sacchi, any such awards granted prior to the closing of the merger with TSYS) will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

•

The NEO’s performance units granted following the closing of the merger with TSYS will vest in full based on target performance (if termination occurs in the first year of the applicable performance cycle) or actual performance (if termination occurs after the first year of the applicable performance cycle). With respect to Messrs. Sloan, Bready and Green and Dr. Sacchi, any such awards granted prior to the closing of the merger with TSYS will convert into fully-vested shares of our common stock based on (i) assumed target performance, if the separation date occurs before the end of the performance cycle in which the change in control occurs, (ii) the greater of assumed target performance or actual performance, if the separation date occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the separation date occurs during a performance cycle that began after the change in control occurred.

•

With respect to Mr. Todd’s stock options, restricted stock unit awards and performance share awards granted prior to the closing of the merger with TSYS that were converted as described above into Company stock options and restricted stock unit awards, as applicable, upon the closing of the merger with TSYS, a prorated portion of such awards that would have become vested on the next vesting date will become immediately vested, with stock options to remain exercisable for the remainder of the applicable term.

The NEO also will be eligible for comparable benefits if his employment is terminated without cause or if he resigns for good reason in anticipation of a change-in-control transaction. The employment agreements specify that a termination or resignation is considered to be in anticipation of a change-in-control transaction if the termination occurs following public announcement of a change-in-control transaction which transaction is consummated within nine months (or, in the case of Mr. Todd, six months).

Death or Disability.    Whether or not a change in control occurs, if the NEO’s employment is terminated by reason of death or disability, the NEO will be entitled to receive accrued salary and benefits through the separation date and any other benefits that may apply. All of the NEO’s performance units, restricted stock awards and stock options granted following the closing of the merger with TSYS (and, with respect to Messrs. Sloan, Bready, and Green and Dr. Sacchi, any such awards granted prior to the closing of the merger with TSYS) will vest (in the case of performance-based awards, based on target performance), and the options will remain exercisable for no more than 90 days from the separation date. With respect to Mr. Todd’s stock options, restricted stock unit awards and performance share awards granted prior to the closing of the merger with TSYS

72 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

that were converted as described above into Company stock options and restricted stock unit awards, as applicable, upon the closing of the merger with TSYS, such awards will vest in full (in the case of time-vesting awards) or pro-rata (in the case of awards that were performance share awards immediately prior to the merger with TSYS) upon termination due to death or disability, with stock options to remain exercisable for the remainder of the applicable term.

Retirement.    Whether or not a change in control occurs, if the NEO’s employment is terminated by reason of his retirement, the NEO will be entitled to receive accrued salary and benefits through the separation date and any other benefits that may apply. All of the NEO’s performance units (except for the BP&R performance units awards), restricted stock awards and stock options granted following the closing of the merger with TSYS (and, with respect to Messrs. Sloan, Bready, and Green and Dr. Sacchi, any such awards granted prior to the closing of the merger with TSYS) will vest (in the case of performance units, based on actual performance at the end of the applicable performance cycle), and the options will remain exercisable for no more than 90 days following retirement. With respect to Mr. Todd’s stock options, restricted stock unit awards and performance share awards granted prior to the closing of the merger with TSYS that were converted as described above into Company stock options and restricted stock unit awards, as applicable, upon the closing of the merger with TSYS, Mr. Todd would not be entitled to additional vesting with respect to such awards given that Mr. Todd will not be retirement eligible pursuant to the terms of the TSYS equity plans prior to the time when such awards become fully vested pursuant to their terms.

Termination for Cause or Resignation Without Good Reason.    If we terminate the NEO for cause, or if the NEO resigns without good reason, the NEO will be entitled to receive accrued salary and benefits through the separation date, but no additional severance amount will be payable under the terms of the employment agreement.

Change in Control Without Termination of Employment.    Our compensation arrangements with our NEOs are “double trigger,” meaning that in order for the NEO to receive severance payments and for the vesting of any of an NEO’s awards to accelerate upon a change in control, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control (or, as described above, a termination in anticipation of a change in control). In addition, receipt of severance payments and benefits, whether or not in connection with a change in control, requires the NEO to execute a release of claims in favor of the Company.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 73

Potential Payments Table

The following table sets forth quantitatively the potential post-employment payments that are described above for each of our NEOs. The potential payments to our NEOs are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on December 31, 2021. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. The value of the acceleration of vesting of stock options, restricted stock and performance-based restricted stock units are calculated based on the $135.18 closing price on December 31, 2021. The value of healthcare continuation is based on COBRA rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)		Termination Without Cause or Resignation for Good Reason (Change in Control)(1)		Death or Disability		Retirement		Termination for Cause; Resignation Without Good Reason
Jeffrey S. Sloan
Base salary severance	$2,000,000		$3,000,000		$—		$—		$—
Annual cash incentive bonus	1,750,000		1,750,000		—		—		—
Other cash severance	3,500,000		5,250,000		—		—		—
Restricted stock acceleration	8,685,180		8,685,180		8,685,180		8,685,180		—
Stock option acceleration(2)	161,117		161,117		161,117		161,117		—
Performance units	9,832,098	(3)	20,544,792	(4)	20,544,792	(5)	20,200,623	(6)	—
COBRA	35,116		35,116		—		—		—

Total	$25,963,511		$39,426,205		$29,391,089		$29,046,920		$—

Cameron M. Bready
Base salary severance	$1,050,000		$1,400,000		$—		$—		$—
Annual cash incentive bonus	805,000		805,000		—		—		—
Other cash severance	1,207,500		1,610,000		—		—		—
Restricted stock acceleration	6,952,443		6,952,443		6,952,443		6,952,443		—
Stock option acceleration(2)	47,606		47,606		47,606		47,606		—
Performance units	3,619,422	(3)	7,648,484	(4)	7,648,484	(5)	7,128,041	(6)	—
COBRA	35,347		35,347		—		—		—

Total	$13,717,318		$18,498,880		$14,648,533		$14,128,090		$—

Paul M. Todd
Base salary severance	$1,020,000		$1,360,000		$—		$—		$—
Annual cash incentive bonus	714,000		714,000		—		—		—
Other cash severance	1,071,000		1,428,000		—		—		—
Restricted stock acceleration	3,819,916		4,079,192		4,102,713		4,102,713		—
Stock option acceleration(2)	—		91,004		96,413		96,413		—
Performance units	1,884,011	(3)	3,947,797	(4)	3,947,797	(5)	3,892,238	(6)	—
COBRA	39,068		39,068		—		—		—

Total	$8,547,995		$11,659,061		$8,146,923		$8,091,364		$—

Guido F. Sacchi
Base salary severance	$862,500		$1,150,000		$—		$—		$—
Annual cash incentive bonus	575,000		575,000		—		—		—
Other cash severance	862,500		1,150,000		—		—		—
Restricted stock acceleration	3,560,506		3,560,506		3,560,506		3,560,506		—
Stock option acceleration(2)	25,634		25,634		25,634		25,634		—
Performance units	1,987,061	(3)	4,267,903	(4)	4,267,903	(5)	3,883,046	(6)	—
COBRA	38,875		38,875		—		—		—

Total	$7,912,076		$10,767,918		$7,854,043		$7,469,186		$—

David L. Green
Base salary severance	$825,000		$1,100,000		$—		$—		$—
Annual cash incentive bonus	550,000		550,000		—		—		—
Other cash severance	825,000		1,100,000		—		—		—
Restricted stock acceleration	3,324,076		3,324,076		3,324,076		3,324,076		—
Stock option acceleration(2)	19,411		19,411		19,411		19,411		—
Performance units	1,552,987	(3)	3,369,362	(4)	5,837,072	(5)	3,021,814	(6)	—
COBRA	35,347		35,347		—		—		—

Total	$7,131,821		$9,498,196		$9,180,559		$6,365,301		$—

74 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

(1)	Assumes a change in control occurred on December 31, 2021, immediately followed by the NEO’s termination.

(2)	For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(3)

Amount reflects (i) 50% of the performance units granted in 2019 at actual payout level (100% of target), (ii) the performance units granted in 2020 pro rata based on actual performance (and no modification of such payout based on the TSR modifier for the three year performance period), (iii) the performance units granted in 2021 pro rata based on target performance (and no modification of such payout based on the TSR modifier for the three year performance period), and (iv) the 2021 BP&R performance units at actual (100% of target).

(4)

Amount reflects (i) the performance units granted in 2020 based on actual performance (and no modification of such payout based on the TSR modifier for the three year performance period), (ii) the performance units granted in 2021 based on target performance (and no modification of such payout based on the TSR modifier for the three year performance period), (iii) actual payout level (100% of target) for the 2021 BP&R performance units and (ii) the actual payout level (100% of target) for the performance units granted in 2019.

(5)

Amount reflects the number of shares that would be issued at (i) the target payout levels for the performance units granted in 2021, 2020 and 2019 (and no modification of such payout based on the TSR modifier for the three-year performance period), and actual payout level (100% of target) for the 2021 BP&R performance units.

(6)

Amount reflects the number of shares that would be issued at (i) actual performance for the performance units granted in 2019, 2020 and 2021 (and no modification of such payout based on the TSR modifier for the three-year performance), and (ii) no payout for the 2021 BP&R performance units.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 75

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the Chief Executive Officer) and the annual total compensation of Jeffrey S. Sloan, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2021, our last completed year:

•	The annual total compensation of the median employee was $56,202; and

•

The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented earlier in this proxy, was $23,318,393 (which amount is exclusive of $20,521 in employer-provided health and welfare benefits and reflects).

Based on this information, for 2021, the ratio of the annual total compensation of the median employee to the annual total compensation of Mr. Sloan, our Chief Executive Officer, was 1 to 415.

To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We selected December 31, 2021 as the date upon which we would identify the “median employee.”

•	We determined that, as of December 31, 2021, we had approximately 24,333 employees working at the Company and its consolidated subsidiaries.

•

As is permitted under SEC rules, we eliminated 1,207 global employees (approximately 4.96% of our total population) from the data set. A list of the excluded employees and their country of residency is provided in the table below.

Country	# of Employees	Country	# of Employees	Country	# of Employees

Austria	22	Ireland	139	New Zealand	16

Belgium	1	Italy	1	Romania	17

Bermuda	3	Macao	6	Singapore	25

Brazil	166	Malaysia	97	Slovakia	33

Germany	4	Malta	17	Spain	157

Hong Kong	139	Mexico	138	Sri Lanka	30

Hungary	40	Netherlands	101	Taiwan	55

•

To determine our “median employee” from our adjusted employee population, we used a consistently applied compensation definition and chose “base pay (actual).” We used a stratified statistical sampling methodology to provide a reasonable estimate of the median base pay for the employee population considered. We conducted an analysis using a sample of 24,333 employees. Then we identified employees who we expected were paid within approximately a +/- 10% range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similar probabilities of being the median employee. We then analyzed taxable wages for this group (annualizing pay for permanent employees who commenced work during 2021) to select a single median employee. We did not change our methodology or material assumptions, adjustments, or estimates from those used in our pay ratio disclosure for 2021.

•

Using this methodology, we determined that the “median employee” was a full-time, hourly employee located in the United States, with base pay (actual) for the 12-month period ending December 31, 2021 in the amount of $48,899.

76 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Proposal Three: Ratification of Reappointment of Independent Registered Public Accounting Firm

We are asking you to ratify the reappointment of Deloitte for the year ending December 31, 2022. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by the SEC or NYSE rules, Georgia law, the Company’s articles of incorporation or the Company’s bylaws. However, the board of directors is submitting the selection of Deloitte to shareholders for ratification as a matter of good corporate practice. If a majority of shareholders fail to ratify the selection, the Audit Committee will consider the selection of other independent registered public accountants for the year ending December 31, 2022.

Our Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Company’s board of directors of Deloitte as the independent registered public accounting firm for the Company, to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2022, is ratified and approved.

The Audit Committee selects our independent registered public accountants. Our Audit Committee has determined that it is in the best interest of our Company and its shareholders to continue to retain Deloitte, who served during 2021, to serve as our independent registered public accounting firm for the year ending December 31, 2022, and the board has ratified the selection. A representative of Deloitte is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

In accordance with applicable SEC rules, the Audit Committee issued the following report on February 16, 2022. The Audit Committee consisted of the following members as of such date: William B. Plummer (Chair), Robert H.B. Baldwin, Jr., Connie D. McDaniel and John T. Turner, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee charter, which is available on the Investor Relations section of our website at www.globalpayments.com. The Audit Committee reviews the charter annually and, when appropriate, recommends any changes to the board for approval.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

The Audit Committee is directly responsible for the compensation, retention and oversight of the Company’s independent registered public accounting firm and meets with the Company’s internal auditors and independent registered public accounting firm, with and without management present (in person, by telephone or virtually), to discuss the scope, plan, status and results of their respective audits. In addition, the Audit Committee meets with management and the independent registered public accounting firm to review the Company’s financial results and earnings press releases related thereto prior to their issuance.

In 2021, the Audit Committee held five meetings. Meeting agendas are established by the Audit Committee Chair, based on input from the Chief Financial Officer and the Chief Accounting Officer. During 2021, among other things, the Audit Committee:

•	met with the senior members of the Company’s senior leadership and financial management teams at each regularly scheduled meeting;

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 77

•

held separate private sessions, during its regularly scheduled meetings, with each of the Company’s General Counsel, the independent registered public accounting firm, and the head of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing and internal control matters took place;

•	received periodic updates on management’s processes to assess the adequacy of the Company’s internal control over financial reporting and the framework used to make the assessment;

•	received periodic updates from management on the Company’s financial risk management practices;

•	received quarterly reports from the Enterprise Risk Management Officer on key risk assessments and tolerance levels with respect to the Company’s major financial risk and enterprise exposure.

•	received quarterly updates from the Company’s incident management team on responses to the COVID-19 pandemic;

•	reviewed and discussed with management and Deloitte the Company’s earnings releases and quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC;

•	reviewed and approved the Company’s internal audit plan; and

•	participated, with representatives of management and Deloitte, in educational sessions about various relevant topics of interest to the Audit Committee.

Deloitte has served as the Company’s independent registered public accounting firm since 2002. Before retaining Deloitte for the year ending December 31, 2022, the Audit Committee evaluated Deloitte’s performance with respect to its services to the Company provided during 2021. In conducting this evaluation, the Audit Committee reviewed and discussed with management matters related to Deloitte’s independence, technical expertise and industry knowledge. The Audit Committee also reviewed Deloitte’s communications with the Audit Committee during 2021 and considered Deloitte’s tenure. In addition, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Audit Committee ensures that the mandated rotation of Deloitte’s personnel occurs routinely.

In keeping with its responsibilities and the performance of its oversight function, the members of the Audit Committee as of February 16, 2022 have reviewed and discussed with management and Deloitte our audited financial statements as of December 31, 2021 and for the twelve months then ended. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the members of the Audit Committee as of February 16, 2022 recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for 2021 filed with the SEC.

AUDIT COMMITTEE

William B. Plummer (Chair)

Robert H.B. Baldwin, Jr.

Connie D. McDaniel

John T. Turner

78 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Auditor Fees

The following table presents the aggregate fees for professional services rendered by Deloitte during 2021 and 2020:

	2021	2020

Audit fees	$7,188,973	$6,547,450

Audit-related fees	440,217	392,050

Tax fees	1,108,405	1,987,030

Other fees	—	—

Total	$8,737,595	$8,926,530

Audit fees.    Audit fees represent fees for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit fees” disclosed above. Each period includes fees for reports on service organization controls and other fees associated with various initiatives by the Company.

Tax fees.    Tax fees represent fees for tax compliance, tax consulting and advisory services. In 2021, all of the tax fees were incurred in connection with tax consulting and advisory services. In 2020, $75,000 of the fees were for tax return preparation and compliance, and $1,912,030 were for tax consulting and advisory services.

Audit Committee Pre-approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services, and is responsible for the audit fee negotiations associated with the engagement. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $250,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 79

Proposal Four: Advisory Shareholder Proposal to Amend the Threshold for Shareholders’ Right to Call a Special Meeting

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this proxy statement and has indicated that he intends to bring such proposal before the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 50 shares of our common stock and has advised the Company that he intends to continue to hold the requisite amount of shares through the date of the Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from our board. The board disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the shareholder.

The shareholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The Board Recommends a Vote AGAINST Shareholder Proposal No. 4

based on the reasons set forth in the Board’s Statement in

Opposition following the shareholder proposal.

Proposal 4 — Shareholder Right to Call for a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible. This proposal is more important to Global Payments shareholders because Global Payments requires 50% of shares outstanding to call for a special meeting. This can translate into 60% of the shares that vote at our annual meeting. This 50% could easily be higher than the number of shares that would need to approve an item at a special meeting. Many companies provide that 10% of shares can call a special shareholder meeting.

This proposal is also more important to Global Payments shareholders because we do not have a right to act by written consent. Many companies provide for shareholders to have both the right to call a special shareholder meeting and a right to act by written consent — we have neither.

Plus Global Payments shareholders gave 42% support to a 2021 shareholder proposal to provide for a shareholder right to act by written consent. This 42% may have represented 51% support from the shares that have access to independent proxy voting advice and are not forced to rely on biased management voting advice.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund in 2021.

Our management is best served by providing the means for 10% of shareholders, who have special expertise, to bring emerging opportunities or solutions to problems to the attention of management and all shareholders.

A reasonable shareholder right to call for a special shareholder meeting makes shareholder engagement meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about insincerity.

80 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

It is important to remember that management can abruptly discontinue any shareholder engagement program if it fails to give mostly cheerleading support to management. A reasonable shareholder right to call for a special shareholder meeting will help curb such a management tendency.

PLEASE VOTE YES:

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT — PROPOSAL 4

Statement of the Board in Opposition to Proposal 4

After careful consideration, including a review of recent investor feedback and current market trends, our board has determined to recommend a vote AGAINST this proposal for the following reasons, as explained in further detail below:

•

Our board has committed to amend the Company’s bylaws at the board’s next regularly scheduled meeting, which we anticipate will be held immediately after the 2022 Annual Meeting, to provide that holders of 25% of votes entitled to be cast on an issue proposed to be considered may call a special meeting and is considering other terms associated with shareholders’ right to call a special meeting, such as a holding period, limiting special meeting requests in relation to the timing of the annual meeting or special meetings addressing a similar subject matter and placing subject matter limitations on special meetings. We believe that this would continue to provide for a meaningful and balanced right for our shareholders to call a special meeting, the terms of which reflect current market practice.

•

A number of the institutional investors with whom we engaged recognize that too low of an ownership threshold is not reasonable given our Company’s ownership base. While the 25% threshold our board intends to adopt would require — based on current ownership levels — a minimum of four of our shareholders acting together, the proposed 10% threshold would have allowed a single shareholder to call a special meeting during most of 2021 and at most times in our Company’s recent history.

•	Shareholders have significant opportunities to engage with management and the board throughout the year in ways that are more cost effective.

•	Our existing corporate governance practices empower shareholders and promote board and management accountability.

The 25% threshold that the board has committed to adopt gives shareholders a meaningful, market standard right to call a special meeting and other ways to engage with the board.

Our board believes that a 25% threshold strikes the appropriate balance between providing shareholders with a meaningful right to call a special meeting when an urgent, extraordinary event arises, on the one hand, while preventing a single shareholder or a very small minority of shareholders — who may have narrow, short-term interests — from causing, to the detriment of the Company’s other shareholders, the Company to incur the unnecessary expense or disruption of a special meeting to pursue matters that are not widely viewed as requiring immediate attention, on the other hand.

Moreover, as of February 2022, a threshold of holders of 25% of votes entitled to be cast is the same as, or more favorable to shareholders than, the special meeting rights of approximately 54% of the S&P 500 companies surveyed by FactSet that provide shareholders with a right to call a special meeting. In fact, only approximately 17% of the S&P 500 companies that provide shareholders the right to call a special meeting have set a threshold of 10% as of February 2022.

This proposal, which advocates for a relatively low ownership requirement to call special meetings, could result in misuse or corporate waste by enabling currently as few as two shareholders to pursue narrow special interests that may not be in the best interests of all shareholders.

Because special meetings require considerable time, effort and resources, including significant costs in legal and administrative fees, as well as costs for preparing, printing and distributing materials and soliciting proxies, we believe that special meetings should only be held to cover extraordinary matters considered by holders of a reasonable percentage of votes entitled to be cast to be of sufficient import or urgency that they cannot wait

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 81

until the next annual meeting. Moreover, the form of the special meeting — in-person or remote — does not change the substantial commitment of time and financial resources required by the board and management to prepare for such a meeting. The board believes that providing for a threshold of holders of 25% of votes entitled to be cast preserves a reasonable and appropriate balance between providing shareholders with the right to call a special meeting while protecting against unnecessary waste of corporate resources and disruptions associated with convening a special meeting, especially in light of the Company’s concentrated shareholder base.

We support various means for our shareholders to effectively communicate with the board and senior management beyond the limited forum of a special meeting.

We provide significant opportunities to shareholders to raise matters through the shareholder proposal process, at our annual meeting, which is generally attended by all of our directors, and throughout the year.

We regularly engage with many of our shareholders and, following our receipt of a written consent proposal —also from Mr. Chevedden — in connection with last year’s annual meeting of shareholders, we engaged with a number of our institutional investors regarding the written consent proposal and, as a related matter, the appropriate ownership threshold for shareholders to call a special meeting. We found that many of the institutions with whom we engaged were not supportive of a special meeting threshold percentage similar to what Mr. Chevedden has proposed. This feedback, together with our corporate governance practices, reinforces the board’s belief that our intended threshold of 25% of votes entitled to be cast will be most appropriate for our Company.

Our corporate governance practices ensure board accountability and help facilitate shareholder action.

The Company’s corporate governance policies and practices provide shareholders with multiple avenues to voice their opinions and encourage board accountability and responsiveness to shareholder feedback. In addition to shareholders’ existing rights to call a special meeting, to nominate a director via proxy access and to exercise cumulative voting rights, the Company has no supermajority voting provisions in its charter or by-laws, provides for annual election of all directors, and a majority vote standard is applicable in uncontested director elections.

In addition, under Georgia law and NYSE rules, we must submit certain significant matters to a shareholder vote, including mergers and consolidations, large share issuances, the adoption of equity compensation plans and amendments to our certificate of incorporation.

FOR THE REASONS STATED ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

82 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Additional Information

Relationships and Related Party Transactions

Related Party Transaction Policy

The board of directors has adopted a written policy that requires the Audit Committee to conduct a reasonable prior review of, and either approve or prohibit (as applicable) certain transactions with related parties of the Company. Transactions that are covered under the policy include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (2) the Company is a participant; and (3) any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owners of Company stock, or their immediate family members) has or will have a direct or indirect material interest.

In determining whether to approve a related party transaction, the Audit Committee evaluates the relevant facts and circumstances, including the fairness of the terms of the transaction, the benefit of the transaction to the Company, the impact on a director or officer’s independence, the availability of the goods or services from other sources and other facts considered material by the Audit Committee.

The policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began prior to the date of the adoption of the policy by the board.

Related Party Transactions

Charles D. Todd, the brother of Paul M. Todd, the Company’s Senior Executive Vice President and Chief Financial Officer, is employed by the Company as a vice president and assistant treasurer following the completion of the merger with TSYS. Charles D. Todd received $285,180 in compensation from the Company during 2021.

A copy of our Annual Report on Form 10-K for 2021, including the financial statements and financial statement schedules (but without exhibits), will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000 Atlanta, Georgia 30326, Attention: Investor Relations. Additionally, our Annual Report on Form 10-K is available on the SEC’s web site at www.sec.gov.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee were at any time during 2021, or at any other time, an officer or employee of the Company. During 2021, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s board or Compensation Committee.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770) 829-8478.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – 83

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting. The list will be available for examination during the annual meeting.

Delinquent Section 16(a) Reports

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during 2021, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Exchange Act), with the following exceptions: one stock option grant by the Company to each of Messrs. Sloan, Bready, Todd, Sacchi and Green was inadvertently omitted from each such reporting person’s Form 4 and, accordingly, such transactions were not reported on a timely-filed Form 4. Such transactions have been subsequently reported on Form 4 for each reporting person.

84 – GLOBAL PAYMENTS INC. | 2022 Proxy Statement

Appendix A

Performance Metrics for Determining Short-Term Cash Incentives

In this proxy statement, we disclose performance goals related to cash incentive awards under our short-term incentive plan based on adjusted EPS, adjusted net revenue and adjusted operating margin. These performance metrics, as used herein, are calculated for the sole purpose of determining compensation. Set forth below is a methodology for determining, and the rationale for using, these terms (as well as adjusted free cash flow in connection with the BP&R performance units).

Metric	Definition	Rationale for Use
Adjusted EPS

Adjusted EPS is calculated by dividing adjusted net income attributable to the Company, excluding the impact of foreign currency exchange rates, by the diluted weighted-average number of shares outstanding.

Adjusted net income attributable to the Company for 2021 reflects adjustments to remove (i) amortization of acquired intangibles; (ii) acquisition and integration costs; (iii) share-based compensation expense; (iv) facilities exit charges;(v) the removal of $47.0 million of equity method investment earnings from our interest in a private equity investment fund; and (vi) the income tax effect of the aforementioned adjustments.

Adjusted EPS is a primary metric management uses to more closely reflect the economic benefits to our core business and other factors we believe are pertinent to the daily management of our operations.

Adjusted Net Revenue

Adjusted net revenue for 2021 excludes (i) gross-up related payments associated with certain lines of business to reflect the economic benefits to the Company; (ii) the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses.

Adjusted net revenue is used to set goals for and to determine incentive compensation.
Adjusted Operating Margin

Adjusted operating margin is calculated by dividing adjusted operating income, by adjusted net revenue; both measures exclude the impact of foreign currency exchange rates.

Adjusted operating income excludes acquisition-related amortization expense, share-based compensation expense, acquisition and integration expense and other items specific to the reporting period.

Adjusted operating margin allows us to assess the quality and efficiency of our operations to promote a long-term outlook.
Adjusted Free Cash Flow

Adjusted free cash flow is calculated as net operating cash flows, excluding the impact of settlement processing assets and obligations and acquisition and integration expenses, less capital expenditures and distributions to non-controlling interests.

Adjusted free cash flow is used to measure the Company’s ability to service debt, return capital to shareholders, invest in the business and demonstrate value creation of our underlying operations.

Adjusted EPS, adjusted net revenue, adjusted operating margin and adjusted free cash flow should be considered in addition to, and not as a substitute for, GAAP diluted earnings per share, revenue, operating income and cash flow from operating activities, respectively. Because these performance metrics, as used herein, are calculated for the sole purpose of determining compensation, they may differ from the non-GAAP financial measures reported elsewhere in Company filings.

GLOBAL PAYMENTS INC. | 2022 Proxy Statement  – A-1

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D68347-P67659-Z81911
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GLOBAL PAYMENTS INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS
2 AND 3.
1. Election of Eleven Nominees as Directors: For Against Abstain
1a. F. Thaddeus Arroyo 1b. Robert H.B. Baldwin, Jr. 1c. John G. Bruno 1d. Kriss Cloninger III 1e. Joia M. Johnson 1f. Ruth Ann Marshall 1g. Connie D. McDaniel 1h. William B. Plummer 1i. Jeffrey S. Sloan
1j. John T. Turner
1k. M. Troy Woods
2. compensation Approval, on of an our advisory named executive basis, officers of the for 2021.
3. & Ratification Touche LLP of as the our appointment independent of registered Deloitte December public accounting 31, 2022. firm for the year ending THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.
4. Advisory shareholders’ vote right on shareholder to call a special proposal meeting. regarding
The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice and Proxy Statement and the 2021 Annual Report to Shareholders are available at: www.proxyvote.com
D68348-P67659-Z81911
GLOBAL PAYMENTS INC.
ANNUAL MEETING OF SHAREHOLDERS OF GLOBAL PAYMENTS INC. TO BE HELD APRIL 28, 2022 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL PAYMENTS INC.
By signing on the reverse side, I hereby appoint Jeffrey S. Sloan and David L. Green as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of Global Payments Inc. of the undersigned or with respect to which the undersigned is entitled to vote on March 4, 2022 at the ANNUAL MEETING OF SHAREHOLDERS OF GLOBAL PAYMENTS INC. to be held at TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, GA 31901 on April 28, 2022 at 9:00 AM, EDT and at any adjournments or postponements thereof.
The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of Global Payments Inc., other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
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(Continued and to be signed on the reverse side.)